—Final Execution Copy—	EXHIBIT 10.35

OWNER PARTICIPATION AGREEMENT

(Stater Bros. Markets)

Inland Valley Redevelopment Project Area

     THIS OWNER PARTICIPATION AGREEMENT (the “Agreement”) is dated as of    , 2004, by and between Stater Bros. Markets, Inc., a California corporation (the “Owner”), and the Inland Valley Development Agency, a joint powers authority established under the laws of the State of California (the “Agency”). This Agreement is entered into in reliance on certain facts set forth in the following Recitals:

—RECITALS—

     1. The Agency is a public entity established by the County of San Bernardino, the City of Colton, the City of Loma Linda and the City of San Bernardino to acquire and develop portions of the former Norton Air Force Base (“NAFB”) for civilian uses. Among other goals, the Agency desires to increase employment opportunities in the community to replace jobs that were lost with the closure of NAFB, which is located within the municipal boundaries of the City of San Bernardino.

     2. The Agency has determined that the redevelopment of the Project Site described in this Agreement, in accordance with the terms of this Agreement, shall assist the Agency and provide for the redevelopment of portions of the former NAFB.

     3. The Agency has previously approved a certain Master Disposition and Development Agreement with Hillwood/San Bernardino, LLC (as the “Master Developer”), dated as of November 6, 2002 (the “Master DDA”) for the acquisition by the Master Developer of upwards of 415 acres of land owned by the Agency on the former NAFB. Such land that is the subject of the Master DDA, except for the County 44 Acre Parcel (as defined in the Master DDA), was acquired by the Agency pursuant to an Economic Development Conveyance Agreement by and between the Agency and the United States Air Force (“USAF”), dated as of March 7, 1995, as amended.

     4. The Owner has entered into certain agreements with the Master Developer for the acquisition of those properties identified as Parcels I-2 (approximately 70.96 acres; exclusive of Building 518), K-2 remainder (approximately 2.56 acres) and K-4 (approximately 16.74 acres) in the Master DDA (collectively, the “Master DDA Property”) which qualifies the Owner to be an Owner Participant in accordance with the Community Redevelopment Law (“CRL”) of the State. The Owner shall acquire such Master DDA Property directly from the Agency under such terms and conditions as may be agreed to by and between the Owner and the Master Developer.

     5. It is intended that the Owner shall also enter into a certain Ground Lease with Option to Purchase Agreement with the San Bernardino International Airport Authority

(“SBIAA”) for approximately 46.6 acres of additional land (the “SBIAA Property”) required for the Project as hereinafter described. SBIAA is not a party to this Agreement and the Agency has made no representation or commitment as to the terms and conditions of such acquisition of the SBIAA Property or as to the other conditions and restrictions, including, but not limited to, runway setbacks and building height limitations and radio transmission interference issues and the price and terms of such acquisition, that may be imposed by the FAA with respect thereto.

     6. The Owner shall also acquire those parcels as hereinafter described, which are presently owned by private parties (collectively, the “Third Party Parcels”), through negotiations to be conducted by the Owner directly with such other parties. It shall be the responsibility of the Owner to accomplish the acquisition of all such Third Party Parcels, and in the event after exercise by the Owner of all reasonable due diligence and good faith efforts to acquire such Third Party Parcels the Owner is unable to acquire any or all of such Third Party Parcels, the Owner may submit a written request to the Agency seeking the assistance of the Agency to acquire such Third Party Parcels in the manner as hereinafter provided as a Condemnation Parcel.

     7. It is the intent of the Agency and the Owner that the Agency directly, or through the efforts of the Owner, shall cause the relocation of the existing tenants presently occupying the Master DDA Property with funds for relocation and loss of business goodwill to be provided by the Owner to the Agency on an as needed basis so that all such relocation of the tenants occupying the Master DDA Property can be relocated in a timely manner to provide for the demolition of existing structures by the Owner and the commencement of the construction of the Project.

     8. The Agency shall also exercise best faith efforts to acquire the Parcel D-1 on the former NAFB, which is also known as Building S-2 (referred to commonly as the former Air Force Headquarters Building) through negotiations with the USAF and the United States Forest Service and the Department of Agriculture. No assurances can be given as to if and when such Parcel D-1 will be ultimately acquired by the Agency or at what consideration. The Owner has been advised that the acquisition of Building S-2 on Parcel D-1 will likely require special federal legislation to authorize such transfer to the Agency for the purposes of this Agreement.

     9. The Owner intends to relocate and consolidate all of its food warehousing and distribution facilities into a single integrated facility at the former NAFB on the property as hereinafter described together with its corporate headquarters, truck maintenance facilities and other appurtenant facilities required for the consolidation of all of its Southern California office, maintenance and warehousing and distribution operations with an investment in the Project that will produce an assessed valuation for real estate property tax purposes of not less than $160,000,000 upon completion of the construction thereof (herein defined as the “Project”). The Owner presently operates 158 grocery stores in Central and Southern California and will employ approximately 1,700 at the Project Site.

     NOW THEREFORE, THE OWNER AND THE AGENCY AGREE AS FOLLOWS:

ARTICLE I

     SECTION 1.1. Scope of the Redevelopment Project. The Owner intends to relocate and consolidate all of its food warehousing and distribution facilities into a single integrated facility at the former NAFB on certain lands (the “Project Site”) as hereinafter described together with its corporate headquarters, truck maintenance facilities and other appurtenant facilities required for the consolidation of all of its Southern California office, maintenance and warehousing and distribution operations. The Owner, a grocery retailer, presently operates 158 supermarkets in Southern California and will employ approximately 1,700 employees at the Project Site.

     The redevelopment project activities to be undertaken by the Owner shall consist of the development of approximately 1,929,578 square feet of gross interior industrial distribution and warehousing space structures and offices to be situated on the Project Site which consists of approximately 161 acres of land located at the northeast corner of the Mill Street extension and Tippecanoe Avenue north to Harry Sheppard Boulevard and then easterly to a line that is east of Del Rosa Avenue and then southerly of Harry Sheppard Boulevard to the Building Restriction Line (“BRL”) for the San Bernardino International Airport on the former NAFB in San Bernardino, California. The Owner’s improvements on the Project Site will consist of the following:

Distribution and Warehousing Structures -	approximately 1,734,500 square feet with expansion area of 443,750 square feet;

Office Building -	approximately 80,000 square feet;

Store Construction Building -	approximately 32,000 square feet;

Truck Garage -	approximately 41,800 square feet;

Salvage Dispatch Building -	approximately 41,278 square feet.

Total -	approximately 1,929,578 square feet

     SECTION 1.2. Demolition Activities on the Project Site.

     (a) The Owner recognizes and agrees that it shall be the sole duty and responsibility of the Owner to cause all above and below ground structures to be demolished and removed from the Project Site at the sole cost and expense of the Owner. The Owner has been advised by the Agency and the Master Developer that there exists many unknown physical conditions and below ground structures that are not identified on any official engineering drawings of the USAF and which likely will be discovered as the excavation of the Project Site commences. Numerous infrastructure components, both currently utilized and abandoned utilities, and previously used foundations and below ground structures may be present on the Project Site which are composed of asbestos containing materials or other Hazardous Substances. Underground storage tanks (“USTs”) may also be found although the USAF is of the view that all such USTs have been properly removed.

     (b) Pursuant to Section 2.10(d) hereof and pursuant to the applicable provisions of the Master DDA, the Owner agrees to accept all portions of the Project Site in the “as is”, “where is” condition with all known faults and defects including the existence of asbestos containing materials and lead-based paint which shall be the sole obligation and responsibility, both physical and financial, of the Owner to remove and remediate in such manner as is appropriate under applicable law. The Owner recognizes that additional costs and expenses and time delays will result due to the presence of such asbestos containing materials and lead-based paint. In the event Hazardous Substances are located on the Project Site, the USAF has warranted and is required by current federal law to remediate such Hazardous Substances at the sole cost and expense of the USAF. However, neither the Agency nor the Owner are entitled to any consequential damages or other losses sustained in the event such Hazardous Substances are found on the Project Site which cause harm or damage or any construction delays to the Project or otherwise cause the Project to be infeasible to be developed. As further provided in Section 6.13 hereof, the Agency will cooperate with the Owner to submit any claims that the Owner may have as against the USAF with regard to the discovery of any previously unknown Hazardous Substances.

     SECTION 1.3. Project Site Acquisition and Redevelopment Project Environmental Impact Report. An Environmental Impact Report was prepared by the Agency in connection with the adoption of the Redevelopment Plan in July 1990. A further environmental analysis was undertaken by the Agency at the time of the approval of the Master DDA in November, 2002, and the parties recognize and agree that all applicable environmental proceedings pursuant to CEQA for the approval and execution of this Agreement have been duly taken by all parties. The Owner recognizes and agrees that additional CEQA compliance work will be separately required to be undertaken by the Owner in furtherance of the processing of the development of the Project on the Project Site by the Owner, and that any CEQA compliance obtained by the Agency does not in and of itself allow for the development of any phase of the Project by the Owner. Further CEQA compliance for the Project shall be accomplished as a condition to the close of any Site Parcel Escrow or the Site Transfer Escrow as further provided in Section 2.8.

     SECTION 1.4. Defined Terms. In addition to the usage of certain terms which have defined meanings as set forth in the preceding paragraphs of this Agreement, or in other sections of this Agreement, certain other words and phrases are used in this Agreement to refer to the following unless the particular context of usage of a word or phrase may otherwise require:

•	“Agency” means and refers to the Inland Valley Development Agency, a joint powers authority established under Health and Safety Code Section 33492.40, et seq., and is comprised of the governmental entities of the County of San Bernardino, the City of Colton, the City of Loma Linda and the City of San Bernardino. None of the governmental entities as members of the Agency are liable or responsible for any debts of other obligations or responsibilities of the Agency in any manner whatsoever.

•	“Airport” means and refers to the San Bernardino International Airport as owned and controlled by SBIAA on a portion of the former NAFB properties.

•	“CEQA” means and refers to the California Environmental Quality Act, Section 21000, et seq. of the Public Resources Code and the CEQA Guidelines set forth at 14 California Code of Regulations Section 15000, et seq.

•	“Certificate of Completion” means the written confirmation of the Agency as more fully described in Section 3.7, which evidences that the Owner has satisfactorily completed the redevelopment of the Project in accordance with this Agreement.

•	“Certificate of Subdivision Compliance” means and refers to the one or more certificates of subdivision compliance which shall be issued by the City to the Owner at the time or times when required by the City for the processing of the Project development entitlements.

•	“City” means City of San Bernardino. The City is not a party to this Agreement.

•	“Condemnation Parcel” means and refers to a Third Party Parcel which has been referred to the Agency for acquisition by the Owner and for which the Agency has been unable to satisfactorily complete a negotiated purchase with the owner thereof within a reasonable period of time following the transmittal by the Agency of an appropriate offer to purchase to such owner.

•	“Condemnation Parcel Acquisition Costs” mean and refer to the costs as may be incurred by the Agency in connection with the acquisition of a Condemnation Parcel or a Condemnation Parcel (Possessory Interest), as applicable, as those costs are identified in subparagraphs (i) through (vii), inclusive of Section 2.3(d).

•	“Condemnation Parcel (Possessory Interest)” means and refers to a possessory interest in a Site Parcel for which the Agency has not been able to obtain a termination of possession from the tenant in lawful possession prior to the end of the current term of such possessory interest within a reasonable period of time following termination in writing of the leasehold estate by the Agency or the submittal by the Agency of an appropriate offer to acquire the remaining term of such possessory interest by the Agency.

•	“CRL” means and refers to the Community Redevelopment Law of the State of California found at Health & Safety Code Section 33000, et seq.

•	“Development Project Application” means and refers to the completed application or applications of the Owner for the review and discretionary approval by the City

•	of the plan of improvement of the Project to be undertaken by the Owner. Each Development Project Application shall include all of the information necessary for the City to issue its development project approvals for the Project, including all development compliance conditions and mitigation measures. At the time of its submittal to the City, the Development Project Application shall be substantially consistent with the Owner Improvement Concept. Promptly following the approval of the Development Project Application by the City, the Owner shall prepare and complete the Project-related development improvement plans and specifications, including without limitation exterior sign and lighting plans and landscape plans in sufficient detail to obtain the issuance of all necessary Development Project Permits from the City.

•	“Development Project Permits” means and refers to all of the regulatory and building permits which the Owner shall obtain from the City (and each of the other agencies with regulatory jurisdiction over the Project) for the construction and improvement of the Project by the Owner.

•	“Environmental Laws” means all federal, state, local, or municipal laws, rules, orders, regulations, statutes, ordinances, codes, or decrees, regulating, relating to, or imposing liability of standards of conduct concerning any Hazardous Substance (as defined below), or pertaining to occupational health or industrial hygiene (and only to the extent that the occupational health or industrial hygiene laws, ordinances, or regulations relate to Hazardous Substances on, under, or about the Property), occupational or environmental conditions on, under, or about the Property, as now or may at any later time be in effect, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) [42 USC Section 9601 et seq.]; the Resource Conservation and Recovery Act of 1976 (“RCRA”) [42 USC Section 6901 et seq.]; the Clean Water Act, also known as the Federal Water Pollution Control Act (“FWPCA”) [33 USC Section 1251 et seq.]; the Toxic Substances Control Act (“TSCA”) [15 USC Section 2601 et seq.]; the Hazardous Materials Transportation Act (“HMTA”) [49 USC Section 1801 et seq.]; the Insecticide, Fungicide, Rodenticide Act [7 USC Section 6901 et seq.] the Clean Air Act [42 USC Section 7401 et seq.]; the Safe Drinking Water Act [42 USC Section 300f et seq.]; the Solid Waste Disposal Act [42 USC Section 6901 et seq.]; the Surface Mining Control and Reclamation Act [30 USC Section 101 et seq.] the Emergency Planning and Community Right to Know Act [42 USC Section 11001 et seq.]; the Occupational Safety and Health Act [29 USC Section 655 and 657]; the California Underground Storage of Hazardous Substances Act [H & S C Section 25288 et seq.]; the California Hazardous Substances Account Act [H & S C Section 25300 et seq.]; the California Safe Drinking Water and Toxic Enforcement Act [H & S C Section 24249.5 et seq.] and the Porter-Cologne Water Quality Act [Water Code Section 13000 et seq.] together with any amendments of or regulations promulgated under the statutes cited above and any other federal, state, or local law, statute, ordinance, or regulation now in effect or later enacted that pertains to occupational health or industrial hygiene, and only to the extent the occupational health or industrial hygiene laws, statutes, ordinances, or regulations relate to Hazardous Substances on, under, or about the Property, or the regulation or protection of the environment, including ambient air, soil, soil vapor, groundwater, surface water, or land use.

•	“EPA” means the Federal Environmental Protection Agency.

•	“Escrow Agent” means and refers to the escrow department of the Title Company, or such successor escrow agent as may be mutually designated by the Owner and the Agency. The Escrow Agent shall administer the Site Transfer Escrow.

•	“FAA” means and refers to the Federal Aviation Administration, a federal governmental agency which has jurisdiction over the flight activities and the land use and land disposal activities of SBIAA for the Airport.

•	“F&WS” means the United States Fish & Wildlife Service.

•	“Hazardous Substances” includes without limitation:

(i)	those substances included within the definitions of “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic substance,” “solid waste,” or “pollutant or contaminant” in CERCLA, RCRA, TSCA, HMTA (as said terms are defined in the definition of “Environmental Laws” contained herein), or under any other environmental law; and

(ii)	those substances listed in the United States Department of Transportation (DOT) Table [49 CFR 172.101], or by the EPA, or any successor agency, as hazardous substances [40 CFR Part 302]; and

(iii)	other substances, materials, and wastes that are or become regulated or classified as hazardous or toxic under federal, state, or local laws or regulations; and any material, waste, or substance that is:

(1)	a petroleum or refined petroleum product,

(2)	asbestos,

(3)	polychlorinated biphenyl,

(4)	designated as a hazardous substance pursuant to 33 USC Section 1321 or listed pursuant to 33 USC Section 1317,

(5)	a flammable explosive, or

(6)	a radioactive material.

•	“Owner Improvement Plan Concept” means and refers to the concept plan for the Project as depicted on Attachment No. 2.

•	“Owner Investigations” means and refers to the Owner’s due diligence investigation of each Site Parcel to determine the suitability of such lands for development. The Owner Investigations shall include an investigation of environmental and geotechnical suitability of such lands as determined at the sole discretion of the Owner.

•	“Parcel D-1” means and refers to that approximately 3.74 acres parcel located on the east side of Tippecanoe north of Mill Street upon which is located the former USAF S-2 Headquarters Building. Such Parcel D-1 is presently in the ownership of the federal government through the Department of Agriculture for the benefit of the United States Forest Service. Such Parcel D-1 was a federal-to-federal transfer as part of the closure of the former NAFB and disposal of property by the USAF.

•	“Project” means and refers to the development project to be undertaken by the Owner on the Project Site in accordance with the Schedule of Performance attached hereto as Attachment No. 6 and as additionally set forth in Section 1.1.

•	“Project Site” means and refers to collectively the (i) Master DDA Property, (ii) the SBIAA Property, (iii) the Third Party Parcels, and (iv) Parcel D-1. The various plat maps and legal descriptions of the lands included in the Project Site are annexed to this Agreement as Attachment No. 1A through Attachment No. 1E. The IVDA shall have the exclusive right to move any parcels in the Foreign Trade Zone on about 20 acres of the Project Site to another site within the NAFB boundaries without any cost to Owner. Owner shall have no property right to receive the Foreign Trade Zone designation. If necessary, in the future, IVDA will cooperate with Owner to obtain an amendment to the Foreign Trade Zone or add additional property at the request Owner.

•	“SBIAA Property” means and refers to the Airport parcels consisting of approximately 46.6 acres as presently owned by SBIAA which are intended to be the subject of the Ground Lease and Option to Purchase Agreement subject in all case to the approval by the FAA as to the execution of such long-term ground lease and the intended transfer of title from SBIAA to the Owner. The term “SBIAA Property” shall also include the approximately 1.3 acre remnant parcel that is presently owned by the USAF located north of the northerly BRL. Said remnant parcel is a part of the Palm Meadows Golf Course which is subject to a lease agreement between the USAF and the Agency and is intended for fee title transfer to the Agency during the latter half of calendar year 2004 after the USAF has completed all environmental restoration activities on the Palm Meadows Golf Course.

•	“Schedule of Performance” means and refers to the time schedule for the performance of key steps for the assembly of the Project Site by the Owner and the Agency and the construction and the redevelopment of the Project by the Owner. The Schedule of Performance is included as Attachment No. 6, and is deemed approved by the parties concurrently upon the approval of this Agreement by the governing board of the Agency.

•	“Site Parcel” means and refers to each of the parcels of land which comprise the Project Site as described on the plot plan of the Site Project included as part of Attachment No. 1A through and including Attachment No. 1E, which such parcels conform to the Project Site boundaries depicted on the plot plan. As of the date of this Agreement the Agency holds title only to the Master DDA Property subject to the Master DDA and the rights and privileges of the Master Developer with respect to the Master DDA Property. The Agency does not own or possess any equitable interest in the SBIAA Property, the Third Party Parcels or the Parcel D-1. A legal description of all of the Site Parcels which comprise the Project Site is included as Attachment No. 1A through Attachment No. 1E.

•	“Site Parcel Acquisition Agreement” means and refers to the general form of the real estate purchase agreement by and between the Owner and each owner of a Third Party Parcel. The general form of the Site Parcel Acquisition Agreement is included as Attachment No. 7.

•	“Site Parcel Escrow” means and refers to any escrow transaction by and between the Owner and third party for the acquisition of any Site Parcel. The Agency shall not be a party to a Site Parcel Escrow; provided however, that the Owner may assign its interest in any Site Parcel Escrow to the Agency, whereupon the close of such Site Parcel Escrow as assigned to the Agency shall occur concurrently with the close of the Site Transfer Escrow.

•	“Site Transfer Escrow” means and refers to the escrow transaction account established by the Owner and the Agency for the transfer by the Agency of: (i) Site Parcels which are then owned by the Agency exclusion of the Master DDA Property, (ii) Site Parcels which the Owner has referred to the Agency for acquisition either as Condemnation Parcels or otherwise, (iii) Site Parcels which the Agency may hereafter acquire from the Air Force or third party public agencies, as applicable, and (iv) Condemnation Parcels (Possessory Interest). Site Parcels acquired by the Owner from the Master Developer, specifically the Master DDA Property, the Third Party Parcels and the SBIAA Property, will not be subject to the provisions for the Site Transfer Escrow, unless the Owner has assigned its interest to acquire such a Site Parcel under a fully executed Site Parcel Acquisition Agreement to the Agency, in which case, the Agency shall transfer such a Site Parcel to the Owner concurrently upon the close of the Site Transfer Escrow.

•	“Site Transfer Escrow Closing” means and refers to the time when the conditions for the transfer of title and/or possession of any portion of the Project Site, if applicable, from the Agency to the Owner have been satisfied by the parties and the applicable form of the Agency Quit Claim Deed and other necessary documents are recorded.

•	“State DTSC” means the Department of Toxic Substances Control of the State of California which has jurisdiction over certain environmental conditions and on the former NAFB due to its previous designation as a NPL site.

•	“Third Party Parcels” means and refers to those several parcels of land within the Project Site which are owned by parties not under the control of the Agency and include (i) the Smart Start Child Development Center Parcel, (ii) the Norton Community Credit Union Parcel, (iii) the LOC Investments Parcel, and (iv) the Coast Paper Box Company Parcel.

•	“Title Company” means and refers to Stewart Title Insurance Company or such successor title insurance company as may be mutually designated by the Owner and the Agency.

•	“Vehicle Trip Credits” means and refers to those vehicle capacity credits as intended to be estimated pursuant to the IVDA Specific Plan and the Traffic Impact Analysis conducted and included as a part of the Environmental Impact Report that accompanied the City approval of the IVDA Specific Plan. The City has subsequently adopted a Resolution which approved a certain Implementation Plan which established additional guidelines and criteria for the use of all Vehicle Trip Credits within the IVDA Specific Plan Area.

     SECTION 1.5. Parties to the Agreement.

     (a) The parties to this Agreement are the Owner and the Agency. Neither the City, the SBIAA, nor any other governmental member of the Agency nor the Master Developer are parties to this Agreement nor are such entities responsible in any manner for the representations contained herein or for any performance or financial obligations set forth in this Agreement.

     (b) The Owner is as identified above. The principal corporate office of the Owner for purposes of this Agreement is currently located at 21700 Barton Road, Colton, California 92324. The Owner has provided the Agency with satisfactory evidence of the legal formation and existence of the Owner and the good standing of the Owner to transact business within the State, to hold title to the Project Site and to develop the Project.

     (c) The Agency is a joint powers authority established under the laws of the State of California and exercises certain governmental functions and powers under the provisions of Health and Safety Code Section 33492.40, et seq., including those powers and functions of a redevelopment agency pursuant to the Community Redevelopment Law of the State of California, Health and Safety Code Section 33000, et seq., and other special provisions of the CRL that pertain to the Agency.

     SECTION 1.6. [RESERVED — NO TEXT]

     SECTION 1.7. Change in Ownership Management and Control of the Owner—Assignment and Transfer.

     (a) Transfer as used in this Section 1.7, the term “Transfer” means:

(1)	Any total or partial sale, assignment or conveyance, or any trust or power, or any transfer in any other mode or form by the Owner of more than 49% interest (or series of such sales, assignments and the like which in the aggregate exceed a disposition of more than a 49% interest) with respect to its interest in this Agreement, the Project Site or any part thereof or any interest therein or of the improvements constructed thereon, or any contract or agreement to do any of the same; or

(2)	Any total or partial sale, assignment, conveyance, or transfer in any other mode or form, of or with respect to any ownership interest in Owner (or series of such sales, assignments and the like which in the aggregate exceeded a disposition of more than a 49% interest); or

(3)	Any merger, consolidation, sale or lease of all or substantially all of the assets of the Owner in the Agreement, the Project Site or any part thereof or any interest therein or the improvements construction thereon (or series of such sales, assignments and the like which in the aggregate exceeded a disposition of more than a 49% interest) for the construction of a portion of the Project; or

(4)	The leasing of part or all of the Project Site or any part thereof or any interest therein except for the lease of a portion of the Project Site for retail or other commercial uses in the corporate headquarters building.

     (b) This Agreement is entered into solely for the purpose of the redevelopment of the Project Site and the improvement of the Project. The Owner recognizes that the qualifications and identity of Owner are of particular concern to the Agency, in view of:

(1)	The importance of the redevelopment of the Project Site to the general welfare of the community; and

(2)	The fact that a Transfer by the Owner of the Project Site is for all practical purposes a transfer or disposition of the responsibilities of the Owner, with respect to the Project Site.

     The Owner further recognizes and acknowledges that it is because of the qualifications and identity of the Owner that the Agency is entering into this Agreement with the Owner, and, as a consequence, Transfers are permitted only as provided in this Agreement.

     (c) The limitations on a Transfer as set forth in this Section 1.7 by the Owner shall apply until such time as the Project has been completed as forth in Section 3.7 and a Certificate of Completion is approved by the Agency for the Project. Except as expressly permitted in this

Agreement, the Owner represents and agrees that it has not made or will create or suffer to be made or created, any Transfer, either voluntarily or by operation of law without the prior written approval of the Agency until such time as a Certificate of Completion has been recorded. After the date of recordation of a Certificate of Completion, certain other provisions of this Agreement shall nonetheless be applicable to subsequent conveyances of interest in the Project Site, or portions thereof, as provided in Article IV of this Agreement. Any Transfer made in contravention of this Section 1.7 shall be deemed to be a default under this Agreement whether or not the Owner knew of or participated in such Transfer, and shall be voidable at the election of the Agency.

     (d) The following types of a Transfer shall be permitted and approved by the Agency and are referred to herein as a “Permitted Transfer”:

(1)	Any Transfer by the Owner following the Site Transfer Escrow Closing creating a “Security Financing Interest” in the Project which conform to the provisions of Section 3.2 and 3.3;

(2)	Any Transfer directly resulting from the foreclosure of a Security Financing Interest created by the Owner in the Project or the granting of a deed in lieu of foreclosure of a Security Financing Interest;

(3)	A Transfer under (1) or (2) above, involving the Project Site;

(4)	Any Transfer of stock or equity of the Owner which does not change management or operational control of the Project;

(5)	Any Transfer of any interest in Owner to any affiliate of or other entity related to the Owner.

     (e) No Permitted Transfer of this Agreement or any interest in the Project Site or the Project Site, or the Project by the Owner (other than a Permitted Transfer created pursuant to a Security Financing Interest under Section 3.3) shall be effective unless, at the time of the Permitted Transfer, the person or entity to which such Transfer is made, shall expressly assume the obligations of Owner under this Agreement and such person or entity also agrees to be subject to the conditions and restrictions to which Owner is subject under this Agreement. Such an assumption of obligation shall be evidenced by a written instrument delivered to the Agency in a recordable form which is satisfactory to the Agency.

     (f) Provided the particular transaction satisfies the applicable provisions of Section 1.7(d), the Owner is not required to give the Agency advance notice of such a Permitted Transfer. The Agency may, in its reasonable discretion, approve in writing any other Transfer as requested by the Owner provided such proposed transferee can demonstrate successful and satisfactory experience in the ownership, operation, and management of regional shopping center facility comparable in size and quality to the Project. Any such transferee for itself and its successors and assigns, and for the benefit of the Agency shall expressly assume all of the obligations of the Owner to the Agency under this Agreement. There shall be submitted to the

Agency for review all instruments and other legal documents proposed to effect any such other Transfer; and the approval or disapproval of the Agency shall be provided to the Owner in writing within thirty (30) days of receipt by the Agency of Owner’s request, and the Agency approval of a transfer and shall not be unreasonably withheld or delayed.

     (g) Following the completion of the Project and the issuance of a Certificate of Completion, the Owner shall be released by the Agency from any liability under this Agreement which may arise from a default of a successor in interest occurring after the date of such a Transfer; provided, however that the covenants of the Owner as set forth in Article IV of this Agreement shall run with the land for the term as provided in the Agency Quit Claim Deed.

     SECTION 1.8. [RESERVED]

     SECTION 1.9. [RESERVED] SECTION 1.10. List of Attachments to Agreement. Each of the following items or documents are hereby deemed to be approved by the parties as of the date of approval of this Agreement by the governing board of the Agency and each such item or document is incorporated into the text of this Agreement by this reference:

Attachment No. 1A	Plat Map of the Project Site

Attachment No. 1B	Legal Description and Plat Map for the Master DDA Property

Attachment No. 1C	Tentative Legal Description and Plat Map of the SBIAA Property

Attachment No. 1D	Tentative Legal Descriptions and Plat Maps of the Third Party Parcels

Attachment No. 1E	Legal Description and Plat Map of the Parcel D-1

Attachment No. 2	Owner Improvement Plan Concept

Attachment No. 3	Site Parcel Identification List

Attachment No. 4	Description of the Project

Attachment No. 5	Required Tenant Relocations

Attachment No. 6	Schedule of Performance

Attachment No. 7	Site Parcel Acquisition Agreement (general form for use by Owner)

Attachment No. 8	Reimbursement Agreement and Promissory Note

Attachment No. 9	Form of Agency Quit Claim Deed

Attachment No. 10	[RESERVED]

Attachment No. 11	Certificate of Completion

Attachment No. 12	[RESERVED]

ARTICLE II

     SECTION 2.1. Acquisition of the Project Site by the Owner for Redevelopment. The Project Site is comprised of all or part of approximately ten (10) separate legal parcels of land and approximately 161 acres in area. Each such separate legal parcel of land is referred to as a “Site Parcel” regardless of whether the acquisition of such parcel is intended to occur by the Agency or the Owner, as applicable. As of the date of approval of this Agreement by the governing board of the Agency, the Agency has ownership only of the Master DDA Property subject to the restrictions and limitations contained in the Master DDA. A major portion of the Site Parcels have been improved for former military office and distribution purposes and are presently occupied by owners or industrial, warehousing or office tenants.

     It is the intent of the Owner and the Agency that the Owner shall use best efforts to acquire each of the Site Parcels comprising the Third Party Parcels directly from the current owners thereof by negotiated purchase, subject to the terms and conditions of this Agreement. Nothing contained in this Agreement shall require the Agency to pay any amount for the acquisition of any Third Party Parcel from its owner. The obligation of the Owner to construct and complete the Project shall not arise until such time as the Site Transfer Escrow is in a condition to close in accordance with the terms of this Agreement. If the necessary Site Parcels for the Project cannot be assembled, and the Site Transfer Escrow placed in a condition to close on or before January 1, 2005, subject to such extensions of time as may be approved by the Owner and the Agency as set forth in Section 2.3(f), this Agreement shall be subject to termination by either party as provided in Section 5.10.

     Separate and apart from any obligation of the Agency pursuant to this Agreement, the Owner shall negotiate with and enter into the Ground Lease and Option to Purchase Agreement with SBIAA for the SBIAA Property upon such terms and conditions as the Owner and SBIAA may agree. The Owner recognizes that as of the date of this Agreement, SBIAA has not obtained the written approval from the FAA to allow for either a long-term lease of the SBIAA Property to the Owner for the construction of the Project or for the sale of such property to the Owner nor is either the Agency or SBIAA aware of the precise price, terms and conditions that may be imposed upon such transfer by the FAA. As of the date of this Agreement no formal application has been submitted to the FAA by either the Agency or SBIAA requesting such transfer authorization for the SBIAA Property by either lease or sale to the Owner although preliminary discussions with the FAA have be initiated.

     SECTION 2.1.1. Payment of Tenant Relocation Expenses and Certain Tenant Occupancies.

     (a) Unless otherwise undertaken directly by the Owner as part of the obligation of the Owner under a Site Parcel Acquisition Agreement, subject to the provisions of Section 2.1.1(e), the Agency shall cause to be relocated all tenants in lawful possession of any Site Parcel as set forth in Attachment No. 5 (Required Tenant Relocations). The Agency, or the Owner, as applicable, shall enter into negotiations with all such tenants for the early termination any lease that has a stated term which extends for more than four (4) months after the date of this Agreement in accordance with the time schedule for the tenant relocation program set forth in Attachment No. 5; provided however, that no tenant shall be issued a notice of displacement by the Agency under such tenant relocation program except on the Master DDA Property until the conditions of Section 2.8 have been satisfied. Once the Agency begins the tenant relocation program, the Agency shall diligently prosecute such relocation program to completion. As part of the tenant relocation program to be undertaken by the Agency, the Agency shall obtain the surrender of possession of all tenant occupancies on the Master DDA Property at the earliest feasible time.

     (b) The Owner shall be financially responsible for all relocation costs and claims payable by the Agency in connection with the Project. The Agency shall invoice the Owner on a monthly basis for all costs and expenses incurred by the Agency for such tenant relocation related expenses, including, but not limited to the third party costs of the Agency related to relocation consultants, real property and business goodwill appraisers, relocation appraisal consultants, legal and court costs, expert witness testimony, real estate consultants, and all other similar expenses. The Agency shall not invoice for any time expended by Agency employees but only for third party independent contractors. All such invoices shall be payable by the Owner to the Agency within ten (10) days after receipt thereof by the Owner.

     (c) The Owner recognizes that the presence of Northrop-Grumman in the northern portion of the 500 Series Buildings on Parcel “I-2” which is situated within the Master DDA Property, may present a delay in obtaining possession of the approximately 140,000 square feet of building space for assembly in the Project Site even after the Owner has acquired title to the Master DDA Property. The Owner will acquire the Master DDA Property subject to the applicable lease agreement which permits Northrop-Grumman to remain as a tenant in the 500 Series Buildings through February 28, 2006, unless the Agency at its sole discretion and election, relocates said tenant earlier or unless the Owner negotiates with Northrop-Grumman for a satisfactory relocation and early termination of the applicable lease agreement. All such relocation expenses incurred, whether by the Agency or the Owner in connection with Northrop-Grumman, shall be the sole financial obligation of the Owner. Any such relocation expenses incurred by the Agency shall be payable to the Agency under Section 2.1.1.

     (d) The Owner further recognizes that in the event the Owner elects to proceed with any aspect of the Project that requires any of the SBIAA Property east of Del Rosa Avenue and south of Harry Sheppard Boulevard, the Owner shall be responsible for all relocation costs of the tenant or subtenant or subtenants then occupying Building 701 pursuant to that certain Lease Agreement by and between SBIAA and Kelly Space Technologies dated as of October 15, 2003

(the “KST Lease Agreement”). The Owner shall comply with all financial performance conditions required for the relocation of such tenant and subtenants and the construction of a new facility or the renovation of an existing facility as may be required by SBIAA to comply with the conditions of the KST Lease Agreement for the relocation of the office space providing the functions that are anticipated pursuant to the KST Lease Agreement for Building 701. Owner shall pay IVDA, for the benefit of SBIAA, an amount not to exceed of $750,000 to cause IVDA to relocate the tenants and/or subtenants to another adjacent building and to pay for further physical improvements to any such adjacent building.

     (e) The Owner is responsible for compliance with all applicable relocation law in connection with its displacement of any person, occupant and interest from each Third Party Parcel, whether such person is displaced from a Third Party Parcel at the close of a Site Parcel Escrow under a Site Acquisition Parcel Agreement, or at the close of the Site Transfer Escrow. No person or business shall be displaced from any Site Parcel except upon ninety (90) days prior written notice (a “notice of displacement” as defined below) from the Owner or the Agency, as applicable. The Owner agrees to indemnify, defend and hold the Agency harmless, pursuant to Section 6.8, from any claim for relocation assistance arising under Government Code Section 7260, et seq., that may be asserted against the Agency by any person, business or entity claiming to be displaced from the Project Site as a result of the Owner’s acquisition of the Project Site or any portion thereof, or from the planning, approval or operation of the Project or from the execution of this Agreement.

     Each person or business who is proposed to be displaced from the a Third Party Parcel as a result of the Owner’s acquisition of such Third Party Parcel, shall be given a notice of displacement at least ninety (90) days prior to the date when such person shall have his/her possessory interest in such Third Party Parcel, or portion thereof terminated by either action of the Owner, or by subsequent action of the Agency. The form of each such notice of displacement shall be prepared by the Owner and submitted to the Agency for its review and approval prior to the date on which the notice of displacement may be transmitted to the person or business to be displaced. Each notice of displacement shall contain the appropriate information required by applicable law and such other information as the Agency may direct. The Agency shall approve, disapprove or conditionally approve each such notice of displacement submitted to it for approval within ten (10) days following its receipt from the Owner, and such approval by the Agency shall not be unreasonably conditioned, withheld or denied.

     (f) Each person or business who may receive a notice of displacement or who may otherwise claim to be displaced from the Project Site as a result of the Owner’s acquisition of the Project Site or any portion, the planning, approval, construction or operation of the Project or the execution of this Agreement, may submit its claim for relocation assistance for review by the Executive Director of the Agency or his/her designee, in accordance with the provisions of Title 25 California Code of Regulations, Division 1, Subchapter 1, Article 5, commencing with Section 6152. The determination by the Executive Director of the Agency with respect to such a claim shall be final and conclusive, subject to the timely submission of an appeal of such a determination to the governing board of the Agency in accordance with Title 25 California Code of Regulations Division 1, Subchapter 1, Article 5.

     SECTION 2.2. Acquisition of Third Party Parcels By Owner.

     (a) The Owner hereby agrees to exercise commercially reasonable efforts to assemble the Third Party Parcels and the other Site Parcels as necessary or appropriate for the Project, and acquire title to the Project Site, on such terms as the owners of the Third Party Parcels and the Owner may mutually agree subject to the terms and conditions of this Agreement. The Owner shall include in each Site Acquisition Agreement appropriate releases as to the Agency and the waiver by each Owner of any claims against the Agency for any relocation costs, loss of goodwill or other claim of compensation that each such tenant may have against the Agency in connection with the Project.

     (b) In the event that the Owner may determine that it is necessary or appropriate to refer the acquisition of one or more Third Party Parcels (or any possessory interest therein) to the Agency for consideration as provided in Section 2.3(d), the Owner shall prepay a portion of the Condemnation Parcel Acquisition Cost with respect to such Third Party Parcel to the Agency as provided in Section 2.2(d). Upon submittal of such written request of the Owner to the Agency which identifies the particular Site Parcel referred to the Agency for acquisition as a “Condemnation Parcel” or “Condemnation Parcel (Possessory Interest)”, the Owner shall pay to the Agency the just compensation amount which corresponds to such property or possessory interest therein; provided however, that the Owner shall have first determined in its sole discretion that such payment for a Condemnation Parcel is required for the assembly of the Project Site. In the event that any such payment is made by the Owner to the Agency under this subsection, and thereafter the Agency may fail to initiate eminent domain proceedings for the acquisition of such Condemnation Parcel, or later, the Agency may fail to obtain an order for prejudgment possession for any one or more of such Condemnation Parcels under applicable law, then the Agency shall immediately return to the Owner the sums paid by the Owner to the Agency pursuant to this Section 2.2(d) plus such interest as may have accrued on the purchase price as deposited with the Agency or a court, as applicable, upon the written request of the Owner. The Agency shall not commence the acquisition procedures for any such Condemnation Parcel until the Owner has provided the Agency with the portion of the purchase price which corresponds to such Condemnation Parcel.

     (c) Promptly following the referral by the Owner of a Third Party Parcel to the Agency, the Agency shall initiate the preparation of an appraisal of such interest in property in accordance with Government Code Section 7260 et seq. The Agency shall retain the services of such appraisers and related consultants to prepare such an appraisal as the Agency may in its sole discretion select.

     (d) The Owner shall remit to the Agency within thirty (30) days following receipt of an invoice the estimated amount of the just compensation, as may be payable by the Agency for each Site Parcel referred to it as a Condemnation Parcel. The estimated amount as invoiced shall be based upon the Agency’s approved appraisal report for the particular Condemnation Parcel. In addition to the indicated amount of just compensation based upon such appraisal report, the Owner shall also be responsible for paying for all the Condemnation Parcel Acquisition Costs for each such Condemnation Parcel, as actually incurred by the Agency. The Agency shall transmit invoices to the Owner for the payment of such additional sums from time-to-time and the Owner shall pay such amounts within thirty (30) days of receipt of such invoice from the Agency. The Agency shall instruct the Escrow Agent to credit the Owner for all Condemnation Parcel Acquisition Costs paid by the Owner to the Agency outside of the Site Transfer Escrow.

     SECTION 2.3. Site Parcel Assembly Consultations and Site Parcel Assembly Program.

     (a) Commencing upon the approval of this Agreement by the governing board of the Agency and the execution of this Agreement by the authorized officers of the parties, and thereafter during the Site Parcel Assembly Program through the close of the final escrow for the Project Site, the Owner and Agency staff shall conduct regular meetings at the Agency offices to review the status of each of the following matters of mutual interest as applicable:

(i)	all pending offers of the Owner to purchase Third Party Parcels and other Site Parcels from the owners thereof and the status of all relocation activities by the Agency or the Owner of the tenants remaining in possession on the Master DDA Property;

(ii)	the Owner Investigations;

(iii)	the preparation by the Owner of the Development Project Application and the submission of such application to the City, and consultations with the City as the lead agency under CEQA for the Project, and following the submission to the City by the Owner of the completed Development Project Application, the initiation of the public street closure and vacation proceedings by the City as necessary or appropriate to accommodate the Development Project Application, and the submission of an application to the City for the issuance of one or more Certificates of Subdivision Compliance at the time of close of the Site Transfer Escrow;

(iv)	consideration and approval by the City of the matters included in (iii), above such as any General Plan Amendment of the City, modifications to the Circulation Element of the General Plan of the City and the amendments to the IVDA Specific Plan as applicable to the Project Site;

(v)	review by the Owner and the Agency of the conditions of approval by the City of matters covered in (iii) and (iv), above;

(vi)	administration of the Site Parcel Escrows and the Site Transfer Escrow;

(vii)	administration of the acquisition of the Condemnation Parcels as referred by the Owner to the Agency, if any;

(viii)	administration of the tenant relocation program following the issuance of notices of displacement to such tenants; and

(ix)	review and confirmation of the dates and times set forth in the Schedule of Performance for the performance of certain obligations and satisfaction of various conditions precedent with respect to the redevelopment of the Project Site, and within ninety (90) days following the approval of this Agreement, review the Schedule of Performance for conformity with this Agreement and such adjustment as may then be indicated to the dates set forth in the Schedule of Performance in light of the status of items (ii) through and including (viii), above; provided however, that any adjustment of more than sixty (60) days to a particular date as set forth in the Schedule of Performance shall require the concurrence of the governing board of the Agency, in its reasonable discretion as provided in Section 2.3(f).

     (b) The Agency shall issue appropriate notices of termination of leases and issue appropriate notices of eligibility to claim relocation assistance and commence the relocation of tenants on the Agency owned Site Parcels (except as set forth in Section 2.1.1(c)) following the approval of this Agreement by the governing board of the Agency and its execution by the parties upon the confirmation by the Executive Director that each of the following conditions has been satisfied:

(i)	the Owner has delivered its written request that the Agency proceed with the Site Parcel Assembly Program;

(ii)	the Executive Director has accepted the evidence provided by the Owner that the Owner has the funds necessary to pay the relocation costs to be incurred by the Agency;

(iii)	the Executive Director has confirmed that the funds then estimated by the Executive Director to be required and necessary to pay for Agency acquisition costs under items Section 2.4(a)(i),(ii) and (iv) inclusive, are available to the Agency;

(iv)	the Owner has provided the Agency with the evidence of insurance as set forth in Section 2.20;

(v)	the governing board of the Agency has approved a relocation cost estimate and, if applicable, suitable appraisal reports pertaining to the possessory interest of the tenants the Site Parcel;

(vi)	the City has accepted as complete the Development Project Application for the Project;

(vii)	the City has certified and approved the appropriate CEQA review for the Project;

(viii)	the IVDA Specific Plan has been amended or other waivers have been obtained from the City to allow for the commencement of construction for the Project; and

(ix)	the City has taken appropriate action to initiate the public street vacation proceedings as necessary or appropriate and General Plan amendments and IVDA Specific Plan amendments to accommodate the redevelopment of the Site in substantial accordance with the Development Improvement Plan Concept through the elimination of the Mill Street Extension easterly to the proposed connection with Del Rosa Avenue south of Harry Sheppard Boulevard

     In the event that the Executive Director may fail to confirm that each of the foregoing items has been accomplished by no later than January 1, 2005, either party may terminate this Agreement as provided in Section 5.10, unless at least ten (10) days prior to such date, the parties agree, as provided by Section 2.3(f), to a specific extension of the date by which the Executive Director may confirm the satisfaction of one or more specific conditions as set forth above.

     (c) Within thirty (30) days following the Executive Director’s confirmation of satisfaction of the matters described in Section 2.3(b), the Agency shall issue appropriate notices of termination of leases and notices of eligibility to tenants on the Agency-owned Site Parcels as necessary or appropriate for the Project. Each such written notice of eligibility to claim relocation assistance shall be based upon a relocation cost estimated prepared by the Agency for the subject Site Parcel which has been approved by the Agency. The Agency reserves the discretion to engage in discussions and negotiations with the tenant of each Agency-owned Site Parcel regarding the terms and conditions of each notice of displacement and offer of relocation assistance of the Agency, and the Agency further reserves the discretion to modify or withdraw any pending offer of the Agency to provide relocation assistance or other compensation for an early termination of a lease at any time prior to acceptance by the tenant of each Agency-owned Site Parcel. As part of the termination of each possessory interest of any tenant on an Agency-owned Site Parcel, the Agency shall promptly open a relocation program file affecting such tenant occupancy and tenant relocation. In the event that under a particular lease, a tenant’s occupancy is not subject to a month-to-month term the Agency shall offer such tenant a sum in compensation of an early termination of such lease. In the event that an Agency offer or early termination of a lease is either rejected or no response is forthcoming from the tenant in possession of an Agency-owned Site Parcel within thirty (30) days following the date of transmittal of the Agency offer, or in the event the Executive Director determines that further discussion, negotiation or modification of a pending Agency offer is unlikely to be accepted by the tenant in possession of an Agency-owned Site Parcel, then in such event the Executive Director may refer the acquisition of such a possessory interest of such tenant to the governing board of the Agency for its disposition as a Condemnation Parcel (Tenant Possessory Interest) under Section 2.3(d).

     (d) The Agency may consider the initiation of proceedings to acquire a Condemnation Parcel (and any Condemnation Parcel (Possessory Interest)) in accordance with the terms and provisions of this Agreement and all applicable law, including the provisions of the Redevelopment Plan and the CRL. The Owner and the Agency each acknowledge and agree that the Agency reserves the sole and absolute discretion to approve the terms of any condemnation proceeding and that the Agency shall for itself reserve the discretion to consider whether evidence supports the basis of each of the findings set forth at Code of Civil Procedures Sections 1240.030 and 1245.230 with respect to its consideration of the referral of any Condemnation

Parcel (or Condemnation Parcel (Tenant Possessory Interest)) for acquisition by exercise of the power of eminent domain. The Agency shall consider the acquisition of each Condemnation Parcel (or Condemnation Parcel (Tenant Possessory Interest), as applicable) an exercise of the eminent domain powers of the Agency, if necessary, after the Executive Director has determined that an Agency offer has been rejected or that further discussion, negotiation or modification of a pending Agency offer is unlikely to be accepted by the owner of a particular Site Parcel or the tenant in possession of a Site Parcel, as applicable. Upon its acquisition of each Condemnation Parcel or Condemnation Parcel (Tenant Possessory Interest), as applicable, (by judgment of condemnation or otherwise), the Agency shall transfer all of its right, title and interest in such Condemnation Parcel (or terminate the possessory interest of the tenant in the case of a Condemnation Parcel (Tenant Possessory Interest)) to the Owner under the Site Transfer Escrow for redevelopment purposes in accordance with this Agreement. The Owner shall be responsible for the payment and reimbursement of all of the following costs (e.g., Condemnation Parcel Acquisition Costs) incurred by the Agency in connection with the consideration and acquisition by the Agency of any Condemnation Parcel and/or Condemnation Parcel (Tenant Possessory Interest):

(i)	all amounts of just compensation payable to the owner of the Condemnation Parcel or to the tenant in possession in the case of a Condemnation Parcel (Tenant Possessory Interest);

(ii)	expert witnesses and real property appraisal fees of the Agency;

(iii)	escrow agent costs, title insurance and civil engineering expenses of the Agency;

(iv)	trial costs and expenses, including attorney fees of the Agency;

(v)	interest and other sums payable by the Agency to the owner of each Condemnation Parcel or to the tenant in possession in the case of a Condemnation Parcel (Tenant Possessory Interest) as a court may direct;

(vi)	relocation benefits and expenses of persons in lawful possession of such property as provided by applicable law;

(vii)	all costs and expenses allocated by a court or payable by the Agency in the event of an abandonment or dismissal of any condemnation proceeding, relating to an Condemnation Parcel or to a Condemnation Parcel (Tenant Possessory Interest).

     (e) [RESERVED—NO TEXT]

     (f) The Schedule of Performance sets forth various dates and times relating to the Site Parcel assembly program and the accomplishment of the various tasks assigned to the responsible party and the satisfaction of the conditions precedent for the Close of the Site Transfer Escrow for the Project Site. The parties agree and declare that time is of the essence in the performance of such tasks and the satisfaction of conditions precedent in view of the large investment of resources which both parties recognize will be required for the redevelopment of the Site and the undertaking of the Project. In the event that the date or time for the performance of a task or the satisfaction of a condition relating to the Site Parcel assembly program and/or the close of the Site Transfer Escrow as set forth either in the text of this Agreement or in the Schedule of Performance may not be achieved, then prior to such date or time set forth in the Schedule of Performance the parties shall, as part of their consultations under Section 2.3(a), consider whether a modification to the Schedule of Performance may be indicated. Any decision to approve a modification to a time or date as provided in either this Agreement or the Schedule of Performance shall be subject to the sole discretion of each party. A modification of a time or date for performance of a particular matter relating to the Site Parcel assembly program and/or the close of the Site Transfer Escrow which does not result in a change of more than sixty (60) days may be approved on behalf of the Agency by the Executive Director in his or her reasonable discretion. A modification of a time or date for performance (or a series of such modifications) relating to the Site Parcel assembly program and/or the close of the Site Transfer Escrow which results in a change of more than sixty (60) days shall be subject to the approval of the governing board of the Agency in its reasonable discretion.

     SECTION 2.4. Evidence of Funds Sufficient to Initiate Assembly of the Project Site.

     (a) A preliminary Site Assembly Budget is set forth in this Section 2.4(a) and is an estimate of the various costs and expenses for the assembly of the Project Site and the disposition of the Master DDA Property to the Owner, which the Owner and the Agency believe to be reasonable in light of the facts and assumptions known to each of them as of the date of approval of this Agreement by the governing board of the Agency. The anticipated amount of the funds necessary for the assembly of the Project Site for the commencement of the development of the Project are as follows:

(i)	Site acquisition costs for Master DDA Property of 90.26 acres at $0.75 per square foot	$2,948,794

(ii)	Site acquisition costs for the acquisitions of the SBIAA Property of 46.6 acres at $0.75 per square foot (estimated per square foot price)	$1,522,422

(iii)	Site acquisition costs for the acquisitions of the Third Party Parcels by the Owner (estimated)	$11,000,000

(iv)	Agency relocation assistance payments to tenants and occupants of portions of the Master DDA Property, including early lease termination payments (estimated)	$6,000,000

	Total net estimated site acquisition costs for the Project Site	$21,471,216

     (b) The obligation of the Agency to exercise its best efforts to complete the assembly of those Site Parcels which the Owner cannot acquire through its separate negotiations with the owners thereof, and to cause the Site Transfer Escrow to be in a condition to close, is contingent upon and subject to confirmation by the Agency that the funds necessary for the Agency to pay all acquisition costs in connection with the close of the Site Transfer Escrow, including all Condemnation Parcel Acquisition Costs and all tenant relocation costs payable by the Agency, are available to the Agency from the Owner.

     (c) As of the date of this Agreement the Owner has provided the Agency with satisfactory evidence that the Owner is financially qualified to undertake the Project and to provide all funds through current cash available to the Owner and loan commitments sufficient to acquire all of the Site Parcels.

     (d) As a condition precedent to the transmittal of any offer of the Agency to purchase a Site Parcel, the Owner shall submit to the Agency evidence reasonably satisfactory to the Executive Director that the Owner: (i) has obtained sufficient equity capital for the payment of the purchase price, including any prepayment of a portion (or such portions) of the applicable purchase price as may be requested by the Agency under Section 2.2(d) with respect to one or more Condemnation Parcels; (ii) either has obtained or can obtain, as evidenced by a letter of intent or similar instrument, sufficient equity capital and firm and binding commitments for construction financing for the Project; and (iii) either has obtained or can obtain, as evidenced by a letter of intent or similar instrument, sufficient equity capital and firm and binding commitments for permanent financing; all as may be necessary for the payment of the full amount of the applicable purchase price, to the Agency and the construction of the Project in accordance with this Agreement. In lieu of the foregoing, the Owner may submit evidence to the Agency that it has sufficient funds of its own for the purposes set forth in this Section, which evidence shall be acceptable to the Agency in its sole discretion.

     (e) Any and all Owner financing for the redevelopment of the Project shall be obtained by the Owner from reputable, recognized and well-established financial institutions or lending sources including, but not limited to, banks, savings and loan institutions, insurance companies, real estate investment trusts, pension programs and the like. Whenever the source of financing for all or part of the development is from other than the Owner, the Owner shall promptly submit the following to the Agency:

(1)	Copies of all construction and/or Site Parcel purchase financing commitments received by the Owner; and

(2)	Proof of acceptance of each such loan commitment by the Owner and proof of payment of all up-front loan commitment fees, if any.

     (f) The Executive Director shall approve or disapprove such documents and/or financing commitments or sources within fifteen (15) business days of receipt by the Agency of the documents and information required hereunder; provided, however, that the failure of the Executive Director to disapprove any of the foregoing matters in writing within said fifteen (15) business day period shall be deemed to constitute approval thereof.

     (g) In the event that by the latest date set forth in the Schedule of Performance, the Owner may not have submitted to the Agency the evidence of each of the financing commitments as set forth in this Section 2.4, then in such event either party may terminate this Agreement as provided in Section 5.10.

     SECTION 2.5. Site Transfer Escrow.

     (a) The Agency and the Owner shall establish with the Escrow Agent the Site Transfer Escrow. The Owner and the Agency shall exchange the appropriate documents through the Site Transfer Escrow and the Owner shall pay the Agency the indicated amount of the acquisition costs for such portion of the Project Site as may be transferred to the Owner at the close of the Site Transfer Escrow. Such title as the Agency may acquire in a Condemnation Parcel shall be transferred to the Owner through the Site Transfer Escrow. The Owner and the Agency shall execute such additional escrow instructions as consistent with the assembly, transfer and conveyance of any portion of the Project Site to the Owner. The Escrow Agent is hereby empowered to act under this Agreement, and upon indicating its acceptance of this Section 2.5 in writing, shall carry out its duties as Escrow Agent hereunder.

     The Agency and Owner each agree to deliver to the Escrow Agent all documents necessary for the transfer of the indicated portions of the Site to the Owner at the time of closing of the Site Transfer Escrow in conformity and, within the times, as provided in this Agreement.

     The Owner also shall pay the Escrow Agent (separate and apart from and in addition to the applicable acquisition cost for each Site Parcel and/or Condemnation Parcel and/or Condemnation Parcel (Possessory Interest) as may be transferred by the Agency to the Owner upon the close of the Site Transfer Escrow): (i) one half (1/2) of cost of the applicable Site Transfer Escrow fees, including the escrow fees, costs and expenses of the Escrow Agent, recording fees, messenger fees and the like, promptly after the Escrow Agent has notified the Owner of the amount of such escrow fees, charges and costs allocated to the Owner; (ii) all of the escrow costs allocated to the Agency, if any, under Section 2.7 at the close of each Site Parcel Escrow; and (iii) the Owner shall also pay the documentary transfer taxes due upon the recordation of the Agency Quit Claim Deed for the transfer of such portions of the Project Site as are conveyed by the Agency to the Owner upon the close of the Site Transfer Escrow.

     (b) The Escrow Agent is authorized to:

(1)	serve concurrently as the escrow agent under each of the Site Parcel Escrows;

(2)	pay and charge the Owner and the Agency for their respective shares of the applicable Site Transfer Escrow fees, charges and costs payable under the Agreement; and

(3)	record any instruments delivered through the Site Transfer Escrow at the instruction of the parties.

     (c) The Site Transfer Escrow shall close when the conditions set forth in Section 2.8 have been satisfied; provided however that such Site Transfer Escrow shall be in a condition to close and shall close by a date not later than January 1, 2005, unless at least thirty (30) days before such date, the parties agree to an extension of the date for the close of the Site Transfer Escrow as provided in Section 2.3(f).

     (d) Notwithstanding any other provision of this Section 2.5 to the contrary, if a Site Parcel has been referred by the Owner to the Agency for acquisition as a Condemnation Parcel, the Owner shall deliver a portion of the Condemnation Parcel Acquisition Cost for such Condemnation Parcel to the Agency in immediately available funds outside of the Site Transfer Escrow within ten (10) days following the written request of the Agency as provided in Section 2.2(d). The Agency shall use and apply such funds to cause the acquisition of such Condemnation Parcel as provided in Section 2.2(d).

     (e) The Master DDA Property shall be transferred to the Owner in the manner required pursuant to the Master DDA either upon the close of the Site Transfer Escrow, subject to the consent and instructions of the Owner and the Master Developer, or upon the close of a Site Parcel Escrow by and between the Owner and the Master Developer. The purchase price to be paid by the Owner for all portions of the Master DDA Property transferred to the Owner pursuant to this Agreement shall be equal to $0.75 per square foot multiplied by the number of Net Square Feet contained in the particular parcel of the Master DDA Property to be transferred by the Agency to the Owner. The term “Net Square Feet” as used herein shall mean the gross area of a parcel less only the portion thereof situated in any public street right-of-way. Subject to the separate consent and instructions of the Owner and the Master Developer, the Escrow Agent is hereby authorized to establish a sub-escrow within the Site Transfer Escrow for the transfer of the Master DDA Property by the Agency to the Owner upon the payment to the Agency of the indicated amount of the purchase price for the Master DDA Property and the satisfaction of the other terms and conditions of the Master DDA Property transfer agreement by and between the Owner and the Master Developer.

     (f) Within ten (10) days following Agency notification to the Owner that a Site Parcel which is subject to the Site Transfer Escrow is available for inspection, the Owner may request the Agency to schedule and conduct an on-site inspection of such Site Parcel within thirty (30) days thereafter, at a time which is reasonably convenient for the owners and occupants of each Site Parcel. The Owner may accompany the Agency staff during an inspection, and the Owner or its agents may take intrusive samples of the soils and any structure thereon to conduct such tests as its may deem appropriate for the detection of any hazardous waste or substance and the characteristics of the geotechnical condition of the soils of each such Site Parcel. Within thirty (30) days following the date on which the Owner accompanies the Agency staff on any such inspection of such a Site Parcel, the Owner shall confirm in writing to the Agency whether:

(i)	the Owner accepts the environmental and geotechnical condition of the particular Site Parcel; or

(ii)	the Owner requires additional time to conduct further testing or analysis; or

(iii)	the Owner rejects the environmental or soil condition of the Site Parcel.

     (g) All Site Parcels that abut either Tippecanoe Avenue or Harry Sheppard Boulevard shall be conveyed to the Owner to the centerline of Tippecanoe Avenue and Harry Sheppard Boulevard, as applicable, and for purposes of determining the purchase price thereof, the acreage of such Site Parcels shall be calculated to the centerline of the right-of-way on Tippecanoe Avenue and Harry Sheppard Boulevard, as applicable. All such Site Parcels that contain any other street or driveway, including, but not limited to Memorial Drive, Paul Villasenor Boulevard, and Del Rosa Avenue south of Harry Sheppard Boulevard, shall have the net acreage calculated to include all such internal streets and other driveways for purposes of calculating the purchase price amount and acreage.

     (h) Promptly following the opening of the Site Transfer Escrow, the Agency shall cause the Title Company to deliver to the Owner a preliminary title report for the Site Parcels to be transferred to the Owner at the close of the Site Transfer Escrow (together with legible copies of the recorded exceptions to title noted in such report) for the Owner’s review and approval as provided in Section 2.9. The Owner shall acquire lien-free merchantable title from the Agency with respect to the Site Parcels to be transferred to the Owner at the close of the Site Transfer Escrow, subject only to utility service easements and other matters approved by the Owner (or approved by the Owner in consultation with the Agency) and the Permitted, which shall be provided ninety (90) days after close of escrow, Description of Permitted Title Exceptions (Site Transfer Escrow)”. For the purposes hereof permitted Title Exceptions shall include the environmental and other covenants imposed on the Project Site by the USAF, the effect of the LLMD and the other matters noted in Attachment No. 10. The Owner shall have twenty (20) days from its receipt of a preliminary title report for such Site Parcels to be transferred to the Owner at the close of the Site Transfer Escrow, to approve or reject the condition of title in such Site Parcels. In the event that the Owner may not confirm its acceptance or rejection of the condition of the title in such Site Parcels within such period of time, the condition of title in such Site Parcels shall be deemed rejected by the Owner.

     SECTION 2.6. Agency Relocation Assistance Program.

     (a) The relocation of each occupant of the Site shall be accomplished in accordance with the provisions of Government Code Section 7260, et seq., the relocation assistance plan for the Project Site as approved by the governing board of the Agency and other applicable law. The Agency shall take all necessary and appropriate steps to provide for the relocation of tenants of each affected Site Parcel that comprise the Master DDA Property except to the extent as provided in Section 2.6(e) in the case of a Third Party Parcel which may be directly acquired by the Owner. In all cases, the Owner shall pay directly or reimburse the Agency for all relocation costs and expenses legally required to be paid by the Agency or the Owner to persons and businesses who are displaced by the Project. The Agency shall have the sole discretion to select and retain the services of consultants to assist the Agency with the evaluation, processing and administration of each relocation assistance transaction.

     (b) Prior to the time of the close of Site Transfer Escrow and the subescrow for the Master DDA Property, the occupant or occupants of the affected Site Parcels shall be given an appropriate written notice of displacement by the Agency, or the Owner if the Owner has undertaken the Project Site assembly responsibilities, which instructs the occupant to vacate the premises and surrender possession thereof to the Agency (or to the Owner, if applicable), within the following times: (i) ninety (90) days following the date of such notice of displacement, or (ii) ninety (90) days following the close of the Site Transfer Escrow; or (iii) such other date designated by the Agency. Each notice of displacement shall advise the occupant that the Agency shall pay relocation assistance benefits to each qualifying occupant in accordance with applicable law.

     (c) In the event that the escrow for the Master DDA Property may close with one or more occupants still in possession of any affected Site Parcel within the Master DDA Property, then in such event, the Agency shall be responsible for enforcing its notice of termination of lease and notice of displacement against each such occupant, including without limitation, the payment of all costs associated with either the Agency or the Owner obtaining a writ of possession against such occupant in any case where such occupant may not comply with the notice of displacement or otherwise be in breach of the occupants lawful right of possession of such Site Parcel.

     (d) Notwithstanding anything in this Section 2.6 or this Agreement to the contrary, no occupant of the Site shall be deemed to be a beneficiary of any obligation of the Agency to pay relocation assistance benefits until such time as the Agency has issued its written notice of displacement to such occupant.

     (e) With respect to any of Third Party Parcel acquired directly by the Owner, the Owner shall pay all relocation amounts required under law and shall obtain a waiver for the benefit of the Agency as to any subsequent claims that may be filed by such property owners or occupants against the Agency. In the event any owner or tenant of a Third Party Parcel files a relocation claim against the Agency, regardless of the whether appropriate language was included in the owner’s purchase agreement for such Third Party Parcel, the Owner shall be liable for any and all reimbursement payments to the Agency for those valid claims that are paid by the Agency and other costs of the Agency related thereto including third party consultants, appraisers, real estate advisers and counsel to the Agency.

     (f) The Owner acknowledges and agrees that no work of improvement of the Project, other than on-site geotechnical testing and survey work, shall occur on a Site Parcel (or a Condemnation Parcel, as applicable) until the occupants thereof have surrendered possession of such Site Parcel under a notice of displacement or otherwise.

     SECTION 2.7. Site Parcel Escrows.

     (a) The Escrow Agent shall serve as the escrow agent only for each Site Parcel Escrow for those Site Parcels that will be transferred directly by the third party owner thereof to the Owner. The Owner and the third party owner shall be jointly responsible for paying for all of the customary and reasonable costs, fees and charges of the Escrow Agent in connection with the performance of its duties as escrow agent for each Site Parcel Escrow.

     (b) Promptly following the opening of each Site Parcel Escrow the Escrow Agent shall cause the Title Company to deliver to the Owner a preliminary title report for the particular Site Parcel (together with legible copies of the recorded exceptions to title noted in such report), for the Owner’s review and approval as provided in Section 2.9. The Owner shall acquire lien-free merchantable title from the owner of each such Site Parcel, subject only to utility service easements and other matters approved by the Owner (or approved by the Owner in consultation with the Agency, as applicable) and the possessory interests of month-to-month tenants in lawful possession of such Site Parcel. Any Site Parcel acquired through the federal government shall be in such condition of title as is typically transferred by the federal government which is customarily in the form of a quit claim deed. The Owner shall have twenty (20) days from its receipt of a preliminary title report for a particular Site Parcel (together with copies of each tenant rental agreement, if applicable) to approve or reject the condition of title in such Site Parcel. In the event that the Owner may not confirm its acceptance or rejection of the condition of title in a particular Site Parcel within such period of time, the condition of title in such Site Parcel shall be deemed rejected by the Owner.

     (c) In connection with the Site Parcel Escrows, the Escrow Agent is authorized to:

(1)	serve concurrently as the escrow agent for the Owner and the Agency under Section 2.5 for the Site Transfer Escrow with respect to such Site Parcel;

(2)	follow the instructions of the Owner and such third party owner as set forth in the applicable Site Parcel Purchase Agreement for such Site Parcel; and

(3)	record any instruments delivered through a Site Parcel Escrow as instructed by the Agency.

     (d) Unless otherwise instructed by the Agency, the Escrow Agent shall coordinate and schedule the close of each Site Parcel Escrow to occur concurrently when the conditions set forth in Section 2.8 have been satisfied; provided however, that each Site Parcel Escrow as necessary or appropriate for the initiation of the improvement of the Project by the Owner shall be in a condition to close and shall close by a date not later than January 1, 2005, or such later date as confirmed in writing to the Escrow Agent by the Agency.

     (e) The Owner shall cause to be conducted an engineering survey of the precise size and location of each Site Parcel at the sole cost and expense of the Owner.

     SECTION 2.8. Conditions For Close of Site Parcel Escrows.

     (a) The Owner shall have no obligation to the Agency to complete the acquisition of any Third Party Parcel or to pay the purchase price for any other Site Parcel and accept the transfer of any Site Parcel from the Agency, the Master Developer and/or the SBIAA, as applicable, and cause the close of the Site Transfer Escrow to occur until the following conditions have been satisfied:

(1)	the Owner has approved the environmental condition of each Site Parcel as set forth in Section 2.10(b);

(2)	the Owner has approved the environmental condition of each Condemnation Parcel or Condemnation Parcel (Possessory Interest), as applicable, as set forth in Section 2.10(c);

(3)	the Owner has approved the condition of title of each Site Parcel, including each Condemnation Parcel except as to the effect on insurable title of the pending Condemnation proceedings, as set forth in Section 2.9(e);

(4)	the Owner has confirmed within 110 days following the date of the order for prejudgment possession for each such particular Condemnation Parcel or Condemnation Parcel (Possessory Interest), as applicable, that the Title Company has agreed to provide insurable title in favor of the Owner for each such Condemnation Parcel or Condemnation Parcel (Possessory Interest), as applicable, on terms reasonably acceptable to the Owner as set forth in Section 2.9(e);

(5)	the Owner has obtained the approval from the City of its Development Project Application for the Project on terms and conditions reasonably acceptable to the Owner by not later than the date indicated in the Schedule of Performance;

(6)	the Owner has obtained the final CEQA determination and other related CEQA documentation from the City after the filing of all required notices which, in the sole discretion of the Owner, provides for the Project to be undertaken with such mitigation measures that the Owner accepts as an exaction to be imposed against the Project;

(7)	the Title Company shall be in a position to deliver its policy of title insurance in favor of the Owner as provided in Section 2.9 at the close of the Site Transfer Escrow and the Site Transfer Escrow is otherwise in a condition to close;

(8)	each Site Parcel Escrow is in a condition to close and the third party owner of each such Site Parcel subject to a Site Parcel Escrow is not in material default thereunder;

(9)	the Agency has confirmed to the Owner the satisfaction of its conditions under Section 2.8(b); and

(10)	the Agency is not then in default under this Agreement.

     (b) The Agency shall not be obligated to transfer all or any portion of the Project Site to the Owner and cause the close of the Site Transfer Escrow to occur until the following conditions have been satisfied:

(1)	the Site Parcel Escrow for the Master DDA Property (or the subescrow for such transfer in the Site Transfer Escrow under Section 2.5(e))is in a condition to close concurrently with the close of the Site Transfer Escrow;

(2)	the Agency has provided for the transfer of each Condemnation Parcel or Condemnation Parcel (Possessory Interest), as applicable, either in fee or subject to a entry of a final judgment in condemnation;

(3)	the Owner has confirmed to the Agency the satisfaction of its conditions under Section 2.8(a);

(4)	the Owner has obtained the approval from the City of its Development Project Application for the Project on terms and conditions reasonably acceptable to the Owner by not later than the date indicated in the Schedule of Performance subject to verification by the Executive Director that such approval is complete in all respects to allow for the commencement of construction of the Project upon transfer of title of the Master DDA Property to the Owner;

(5)	the Agency has obtained written verification from the City that the Development Project Permits will be issued by the City not later than thirty (30) days after the close of escrow for the Master DDA Property;

(6)	the Agency has received the Disposition Request (as defined in the Master DDA) from the Master Developer stating that all conditions precedent to the Agency transfer of the Master DDA Property to the Owner has occurred with respect to all agreements and obligations by and between the Owner and the Master Developer, and that the Agency may transfer title in the Master DDA Property to the Owner in accordance with such Disposition Request;

(7)	the Owner has received final approvals from the appropriate City department or City entity for one or more parcel maps for the entirety of the Project Site in compliance with the Subdivision Map Act of the State of California, and the City has issued a Certificate of Subdivision Compliance with respect to said parcel map or parcel maps;

(8)	the Owner has obtained the necessary CEQA approvals and documentation from the City with respect to the approval of the Project by the City;

(9)	the Owner has received the necessary written approvals from the Design Review Committee established pursuant to the CC&Rs, as the same may be applicable to the Project Site for the Project demonstrating compliance with the Design Guidelines;

(10)	the Owner has delivered to the City all requested consents, waivers and affirmative votes required for the inclusion of the entire Project Site within the LLMD;

(11)	the Owner has delivered the applicable purchase price for the Site Parcels in immediate funds to the Escrow Agent in the case of each of the Site Parcel Escrows and to the Escrow Agent in the case of the Site Parcels and/or Condemnation Parcels to be transferred to the Owner at the close of the Site Transfer Escrow;

(12)	the Owner is not then in default under this Agreement; and

(13)	the governing board of the Agency shall have ratified and confirmed the written finding of the Executive Director, that each of the conditions identified above in Section 2.8(b)(1) through (b)(12), inclusive have been satisfied by the Owner. The Executive Director shall prepare such a written finding and submit a written request to the governing board of the Agency to ratify and confirm such a finding within fifteen (15) days following the receipt by the Executive Director of a written certification by the Owner that the Owner reasonably believes that each of the conditions identified in Section 2.8(b)(1) through (b)(12), inclusive, have been satisfied, or shall be satisfied upon the date of such ratification and confirmation by the governing board of the Agency.

     SECTION 2.9. Obligation of the Agency to Provide Title Insurance at Time of Close of Site Transfer Escrow.

     (a) As of the date of this Agreement, the Agency does not own fee title or have any other equitable interest to any portion of the Project Site except for the Master DDA Property which is encumbered by the Master DDA with the Master Developer. The parties intend that the Agency shall exercise its best effort to cause the condition of title in the Master DDA Property and such other portions of the Project Site to be transferred to the Owner upon the close of the Site Transfer Escrow to be in a marketable condition for the purposes of the redevelopment of the Project by the Owner subject to the conditions required by the USAF to be contained in the Agency Quit Claim Deed and the other conditions required under applicable federal and State law.

     (b) In addition to the preliminary title report information as shall be delivered to the Owner under Section 2.5(h) and Section 2.7(b), within sixty (60) days following the approval of this Agreement by the governing board of the Agency and subject to the cooperation of the Owner in completing a survey for the Project Site in a form tentatively acceptable to the Title Company for purposes of this Section 2.9(b), the Agency shall cause to be delivered to the Owner a preliminary title report for an Extended Coverage ALTA Owner’s Policy (Form B 1970) for each parcel of land, or portion thereof, included in the Project Site, together with legible copies of all instruments referred to in the title report as a title exception. Within thirty (30) days following its receipt of either the preliminary title report information delivered to the Owner under Section 2.5(h) and Section 2.7(b), or the title survey information set forth in Section 2.5(g) and Section 2.9(f), the Owner shall specifically identify and give notice in writing to the Agency as part of its Owner Investigations of each exception or disapproval of any matter relating to title in the Project Site which the Owner may in its reasonable discretion take (each referred to as a “Title Exception”). Each Title Exception shall reference the particular Site Parcel or Condemnation Parcel, to which it corresponds, and describes in suitable detail the action which the Owner believes is indicated to cure or correct such Title Exception. If the Owner fails to disapprove a title matter in writing delivered to the Agency as a Title Exception within thirty (30) days following receipt, then each Title Exception shall remain and be deemed a Title Exception. The Agency shall have no obligation to cure any title defect nor shall the Agency be considered in default for failure to cure any title defect for any of the Project Site as further provided in subsection (c) below. The sole remedy of the Owner shall be to either accept such defect, cure such defect or to terminate this Agreement as provided in subsection (d) below.

     (c) Within twenty (20) days following its receipt of notice of a Title Exception from the Owner under Section 2.9(b), the Agency may, but is under no obligation to do so, confirm in writing to the Owner whether each such Title Exception shall be cured, at the time of the close of the Site Transfer Escrow; provided however that for the purposes of this Section 2.9, a month-to-month possessory interest of an occupant in lawful possession of a Site Parcel shall be deemed cured by the Agency as provided in Section 2.6 and Section 2.8, if the Agency has issued its notice of displacement to such occupant prior to or concurrently upon the close of the Site Transfer Escrow. If the Agency may fail to confirm whether one or more of such Title Exceptions shall be cured by the Agency, within such twenty (20) day period of time, then the Title Exception shall remain, and the Agency shall have no further duty to cure such Title Exception, and the Owner may, within five (5) days thereafter in writing addressed to the Agency and the Escrow Agent, elect to waive its objection to such Title Exception.

     (d) If by the date set forth in the Schedule of Performance, any Title Exception that may remain which has not been cured by the Agency under Section 2.9(c), or which has not been expressly waived in writing by the Owner, or otherwise not resolved to the mutual satisfaction of the parties, then the Owner may upon thirty (30) days written notice to the Agency which references this Section 2.9, terminate this Agreement and cancel the Site Transfer Escrow. In the event of a termination of the Agreement and cancellation of the Site Transfer Escrow on the grounds set forth in this Section 2.9, the Agency shall be responsible for paying for all of the reasonable and customary escrow cancellation and preliminary title report costs of the Title Company, if any, and the parties shall each be released from any further responsibility or liability hereunder, except as may arise under Section 2.10 or Section 6.8.

     (e) For the purpose hereof, the Agency’s lis pendens in its condemnation proceeding and order, or proposed order of prejudgment possession which affects a Condemnation Parcel, shall be deemed to be a “Title Exception” whether or not such a Title Exception may have been identified in the preliminary title report under Section 2.9(b). With respect to any Condemnation Parcel, the provisions of Sections 2.9(c) and 2.9(d) shall be applicable to the best efforts responsibility of the Agency to cure any Title Exception affecting such a Condemnation Parcel.

     (f) As part of its Owner Investigation, the Owner shall prepare a survey of the Project Site by a civil engineer selected by the Owner to enable the Title Company to issue at the time of either the close of the Site Transfer Escrow such additional items of survey title insurance coverage or title insurance survey endorsements as the Owner may require; provided however that no exception to title as may be indicated by such survey shall be deemed to be a Title

Exception for the purposes of Section 2.9(c) unless the Owner delivers written notice of such title survey exception to the Agency by no later than ninety (90) days following the opening of the Site Transfer Escrow. Such survey shall comply with the requirements set forth in Section 2.5(g) regarding the size of each Site Parcel and the net acreage calculation for purposes of determining the applicable purchase price payable to the Agency.

     (g) The purchase price payable by the Owner for those Site Parcels either owned by the Agency or to be transferred to the Owner at the close of the Site Transfer Escrow shall be subject to a final confirmation prior to the close of the applicable escrow based upon the area of the lands to be transferred to the Owner as confirmed by the ALTA title survey in accordance with the provisions of Section 2.5(g).

     (h) Provided the Title Company is prepared to issue its policy of title insurance to the Owner in a form reasonably acceptable to the Owner, the Agency shall pay the cost of the premium of title insurance in favor of the Owner for the Master DDA Property and such other Site Parcels transferred to the Owner at the close of the Site Transfer Escrow at the time of the close of the Site Transfer Escrow in an amount equal to the premium payable under a standard CLTA Owner’s Policy. The Owner shall be responsible for paying the additional cost of the title insurance premium charged by the Title Company to issue the final form of the policy of title insurance in favor of the Owner described in the first sentence of this subsection in excess of the amount of a standard CLTA Owner’s Policy premium payable by the Agency.

     SECTION 2.10. Due Diligence Period and Owner Investigations.

     (a) Within ten (10) days following the date on which the Agreement is fully executed by the parties, the Agency shall make available for inspection and copying by the Owner all of the public record documents requested by the Owner pertaining to the redevelopment of the Project Site then in possession of the Agency.

     (b) The Owner shall have sixty (60) days following the later of the date of the opening of the last of the Site Parcel Escrows or the Site Transfer Escrow to complete all of its Owner Investigations at its sole cost and expense subject to the provisions of Section 2.5(f); provided however, that all such Owner Investigations shall have been completed by a date not later then November 1, 2004, unless at least ten (10) days prior to such date, the parties agree, as provided in Section 2.3(f), to a specific extension of the date by when the Owner shall have completed its Owner Investigations. Any work, review or analysis relating to Owner Investigations of the condition and suitability of a Third Party Parcel for the Project including any intrusive testing, sampling or engineering study shall be subject to the applicable provisions of the Site Parcel Acquisition Agreement for the particular Site Parcel. The Agency makes no representation or warranty to the Owner relating to the suitability of the Project Site for use by the Owner. The Owner shall rely solely and exclusively upon the results of its Owner Investigations of the Project Site including geotechnical soil conditions and compliance with applicable laws pertaining to the use of the Project Site by the Owner and any other matters relevant to or arising from the suitability of the Project Site for the Project, including without limitation, a construction loan commitment in favor of the Owner from a third party construction lender on terms satisfactory to the Owner, as the Owner may deem necessary and proper.

     (c) Within thirty (30) days following the date on which a Condemnation Parcel is made available by the Agency for inspection by the Owner, the Owner shall complete its Owner Investigations and confirm whether:

(i)	the Owner accepts the environmental condition and geotechnical condition of the particular Condemnation Parcel; or

(ii)	the Owner rejects the environmental conditions or the geotechnical condition of the particular Condemnation Parcel.

     In the case of a Condemnation Parcel, the conduct of any such Owner Investigations on such lands shall be subject to the appropriate order of the Court and the concurrence of the Agency. The Agency shall exercise best efforts to assist and cooperate with the Owner to undertake such investigation one or more Condemnation Parcels upon written request of the Owner.

     (d) The Owner shall give the Agency and the Escrow Agent written notice of its satisfaction of the condition of each Site Parcel, or portion thereof included in the Project Site, which references this Section 2.10 within the period of time set forth in Section 2.10(b) for each Site Parcel to be acquired by the Owners at the close of a Site Parcel Escrow, within sixty (60) days for each Site Parcel to be acquired by the Owner at the close of the Site Transfer Escrow and within thirty (30) days following the date on which the Condemnation Parcel is made available by the Agency for inspection by the Owner in the case of a Condemnation Parcel. In the event that the Owner, in its sole and absolute discretion, is not satisfied with any aspect of the condition of a Site Parcel, or a Condemnation Parcel, as applicable, then the Owner shall deliver to the Agency and the Escrow Agent a rejection notice which references this Section 2.10 and describes the particular matter which the Owner rejects. If such notice of rejection is delivered, then the parties shall confer about the means by which such rejection may be withdrawn by the Owner for particular Site Parcel, and thereafter, until such time as the rejection may be withdrawn by the Owner at its option, the Agency shall have no further obligation to proceed with the Site assembly program. If the Owner does not accept the condition of one or more Site Parcels (or Condemnation Parcels, as applicable) by the end of the Due Diligence Period as evidenced by the appropriate written notice to Agency and the Escrow Agent, the Owner shall be deemed to have rejected the condition of the Project Site.

     The Owner acknowledges that there is a high probability that the Project Site contains structures which have been improved with asbestos containing materials (“ACM”) and lead-based paint (“LBP”) and that if the Owner delivers its notice of acceptance of the Project Site, and later the Site Transfer Escrow closes, that the Owner shall be solely responsible, at no cost to the Agency, for abating and transporting such ACM and/or LBP-containing demolition wastes for disposal off-site at a lawful waste disposal facility in the manner required by law. The Owner acknowledges that the Agency assumes no liability for damages for personal injury, illness, disability, or death to the Owner, or any person, including members of the general public, arising from or incident to the use, abatement, handling, removal, transportation or disposal of any ACM or LBP from or in any structure on the Project Site. The Owner further acknowledges that there is a high probability that the Project Site contains buried vaults, subsurface debris and non-native soils as previously imported by unknown third persons from off-site locations, abandoned infrastructure and utilities and other man-made materials associated with the prior improvement and use of the Site. The Owner shall accept all such conditions of the Project Site without any liability to the Agency whatsoever upon delivery of its written notice of acceptance of condition. The written notice of acceptance of condition of the Project Site shall evidence the acceptance of the Project Site in its existing “AS IS”, “WHERE IS” and “SUBJECT TO ALL FAULTS” condition as of the last day of the Due Diligence Period. At its sole option and discretion, the Owner may elect to accept the Project Site in its “AS IS”, “WHERE IS” and “SUBJECT TO ALL FAULTS” condition at any time before the end of the Due Diligence Period; provided however that the Owner may not commence the improvement of the Project including the demolition of any structure thereon, until all of the other conditions for the occurrence of the close of the Site Transfer Escrow have been satisfied. Nothing herein shall limit the rights of the Owner and obligations of the Agency as set forth in 6.13(b) below.

     The Owner recognizes that the Project Site was a part of the former NAFB which was a National Priority List (“NPL”) site as designated by the EPA. The Project Site contains Hazardous Substances which were remediated by the USAF pursuant to the Environmental Laws and substantial portions of the Project Site contained ground water contamination which has been partially remedied by the USAF as of the date of this Agreement. The Owner further recognizes and agrees that the Agency Quit Claim Deed will contain further restrictions and impositions regarding the restrictive uses of the Project Site.

     SECTION 2.11. Access to Site for Owner Investigations. During the applicable Due Diligence Period for the Project Site, the Agency shall provide the Owner and the Owner’s agents with access to all Agency-owned Site Parcels within the Project Site during normal business hours in order to conduct the Owner Investigations as may be indicated. Such entry shall be subject to the terms and conditions of a property inspection license agreement as customarily used by the Agency in connection with due diligence investigations of its lands by third-party developers. The performance of any work of the Owner Investigations on the Project Site shall not unreasonably disrupt the use or occupancy of each owner of the applicable Site Parcel or the business operations of Agency. The Owner shall be liable for any damage or injury to any person occasioned by the acts of the Owner, its employees, agents or representatives during the course of performance of any Owner Investigations on the Project Site, and the Owner shall, and does hereby, indemnify and hold harmless Agency and its officers, directors, agents and employees from any and all liens, claims, demands or liability resulting therefrom. Owner access to a Condemnation Parcel shall be subject to an appropriate order of the Court, as set forth in Section 2.10. Prior to commencing any Owner Investigation, the Owner shall deliver evidence of insurance to the Agency as provided by Section 2.20 hereof.

     SECTION 2.12. Master DDA Requirements.

     (a) The Owner is aware of and has obtained and reviewed a copy of the Master DDA of the Agency with the Master Developer which includes the Project Site in addition to other properties included within the Master DDA. Upon acquisition by the Owner of any of the Project Site, all properties that comprise the Project Site will be subject to those terms and conditions required by the Master DDA as shall be contained in this Agreement and in the Agency Quit Claim Deed. The Owner shall have no duty or obligation for any provisions contained in the Master DDA which are not specifically set forth either in this Agreement, the Agency Quit Claim Deed or any other ancillary agreement by and between the Owner and the Agency. The Owner shall agree to record covenants or other reasonably satisfactory instruments against all Third Party Parcels or any other Site Parcel that is not conveyed by the Agency to the Owner under the Site Transfer Escrow to comply with this requirement that the provisions of this Agreement shall apply to the entire Project Site.

     (b) The Owner shall comply with the provisions of the CC&Rs, the Design Guidelines, the LLMD as the same are applicable to the Project Site.

     SECTION 2.13. [RESERVED—NO TEXT]

     SECTION 2.14. [RESERVED—NO TEXT]

     SECTION 2.15. [RESERVED—NO TEXT]

     SECTION 2.16. [RESERVED—NO TEXT]

     SECTION 2.17. [RESERVED—NO TEXT]

     SECTION 2.18. Acquisition Costs in Excess of Line Item Set Forth In Section 2.4(a) for the Project Site.

     (a) In the event that at any time before the Agency transmits an offer to acquire any Site Parcel for the Project Site, the Executive Director determines that the actual acquisition costs of the Agency for one or more such Site Parcels, as payable by the Owner, may materially exceed the estimate of such acquisition cost as shown in Section 2.4 as of the date of approval of this Agreement by the governing board of the Agency, then in such event, the Executive Director shall notify the Owner that such actual acquisition costs may likely be exceeded. Failure to so notify the Owner shall not be a default under this Agreement. The parties recognize that the dollar amounts set forth in Section 2.4 are only estimates and that neither the Agency nor the Owner has committed or represented that such dollar figures may be the final actual acquisition costs for the Project Site. The Owner further recognizes that notwithstanding the estimated dollar amounts set forth in Section 2.4, in the event the actual costs exceed said amounts, the Owner will be required to pay all such excess amounts if the Owner elects to continue with this Agreement and the development of the Project.

     (b) In the event that at any time after the Agency has transmitted one or more offers to acquire any Site Parcel for the Project Site, the Executive Director determines that the acquisition costs payable by the Agency before the Site Transfer Escrow is in a condition to close, as applicable, may exceed the sum as estimated in Section 2.4(a), then in such event, the Executive Director shall give the Owner written notice of such determination, and the parties shall consider in the mutual discretion of each of them, when the Agency acquisition costs in excess of such estimate shall be paid by the Owner. During such period of consideration by the

Owner whether to pay such excess acquisition costs, the Agency may in its discretion elect to delay the transmittal of a notice of termination of this Agreement to the Owner or to defer the termination date as previously set forth in such notice as otherwise provided under Section 5.10(c).

     SECTION 2.19. No Assistance to the Owner in Connection with the Construction of the Project. It is understood and agreed by the Owner that the Agency shall not provide any financial assistance to the Owner in connection with the construction of the Project. The Owner shall be solely responsible for paying for the costs of all design work, construction, labor, materials, fees and permit expenses associated with the improvement of the Project.

     SECTION 2.20. Insurance. The Owner shall continuously maintain comprehensive general liability insurance applicable to the Property, buildings and improvements thereon, covering losses from damage to property and injury or death to persons with a policy limit of no less than Ten Million Dollars ($10,000,000), including an extended liability endorsement, if applicable to the Property and naming the Agency as an additional insured. Unless otherwise specified in the Agreement, or unless expressly and in each instance waived by the Agency in writing, said insurance shall (a) be placed with companies licensed to do business in the State of California, and (b) be placed with companies with a Best’s rating of “A” or better and indicated to be of sufficient size to qualify for Best’s designation VIII. The Owner assumes all risk of insufficient coverage of risks or amounts and acknowledges that the insurance requirements set forth herein are not intended to indicate what the Owner should, in its exercise of its prudent and reasonable judgment, obtain. The insurance certificates shall confirm that no insurance policy shall be cancelled or modified without thirty (30) days prior written notice to the Agency, except that the notice period shall be ten (10) days for non-payment of premiums. The Owner shall maintain said policies in the possession of the Owner and said policies shall be kept available by the Owner at all times for inspection by the Agency, its agents or insurers. Upon request, the Owner shall provide the Agency with proof of premiums paid for each policy term so long as the Agreement remains in effect.

     SECTION 2.21. Warranties and Representations by the Owner

     (a) The Owner hereby makes the following representations, covenants and warranties as of the date of this Agreement and acknowledges that the execution of this Agreement by the Agency has been made in material reliance by the Agency on such covenants, representations and warranties:

(1)	Each of the persons acting on behalf of the Owner has been duly authorized to so act in such capacity under the laws of the State of California. The Owner has the legal power, right and authority to enter into this Agreement and the instruments and documents referenced herein, and to consummate the transactions contemplated hereby.

(2)	The Owner has taken all requisite action and obtained all requisite consents in connection with entering into this Agreement.

(3)	The persons executing any instruments for or on behalf of the Owner were fully authorized to act on behalf of the Owner and that the Agreement is valid and enforceable against the Owner in accordance with its terms and each instrument to be executed by the Owner pursuant hereto or in connection therewith will, when executed, be valid and enforceable against the Owner in accordance with its terms. No approval, consent, order or authorization of, or designation or declaration of any other person, is required in connection with the valid execution and delivery of and compliance with this Agreement by the Owner.

(4)	There are no pending or, to the best of Owner’s knowledge, threatened claims, actions, allegations or lawsuits of any kind, whether for personal injury, property damage, landlord-tenant disputes, property taxes or otherwise, that are not covered by insurance or that could materially and adversely affect the operation or value of the Project or prohibit the performance of any provision of this Agreement by the Owner.

(5)	For purposes of this Section 2.21, the terms “to the best of Owner’s knowledge” or “to Owner’s knowledge” shall mean the actual knowledge of Jack H. Brown and Bruce D. Varner.

     (b) If the Owner becomes aware of any act or circumstance which would change or render incorrect, in whole or in part, any representation or warranty made by the Owner under this Agreement, whether as of the date given or any time thereafter whether or not such representation or warranty was based upon Owner’s knowledge and/or belief as of a certain date, the Owner will give immediate written notice of such changed fact or circumstance to the Agency.

     SECTION 2.22. Warranties and Representations by the Agency. The Agency hereby makes the following representations, covenants and warranties and acknowledges that the execution of this Agreement by the Owner have been made in material reliance by the Owner on such covenants, representations and warranties:

(1)	Agency is a duly organized and validly existing joint powers authority authorized to exercise the powers of a community redevelopment law under the laws of the State of California. The Agency has the legal right, power and authority to enter into this Agreement and the instruments and documents referenced herein and to consummate the transactions contemplated hereby. The persons executing this Agreement and the instruments referenced herein on behalf of the Agency hereby represent and warrant that such persons have the power, right and authority to bind the Agency.

(2)	The Agency has taken officials actions required in connection with entering into this Agreement.

(3)	This Agreement is, and all agreements, instruments and documents to be executed by the Agency pursuant to this Agreement shall be, duly executed by and are or shall be valid and legally binding upon the Agency and enforceable in accordance with their respective terms.

(4)	Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall result in a breach of or constitute a default under any other agreement, document, instrument or other obligation to which the Agency is a party or by which the Agency may be bound, or under law, statute, ordinance, rule, governmental regulation or any writ, injunction, order or decree of any court or governmental body applicable to the Agency or to the Project Site.

     SECTION 2.23. Special Financial Incentives of Agency for Benefit of the Owner.

     (a) Notwithstanding the provisions of Section 2.19, the Agency hereby commits to provide financial incentives to the Owner equal to the dollar amount of the purchase price received by the Agency for the (i) Master DDA Property, (ii) the Parcel D-1, and (iii) the SBIAA Properties to the extent that the Owner pays to the Agency and which payment is permitted to be retained by the Agency as to any of such purchase price with respect to the Parcel D-1 and the SBIAA Properties, less any other incentives provided in the form of demolition work or other on-site preparation work with respect to the Project Site (herein referred to, together with the deductions for funds expended by the Agency on the Project Site, as the “Purchase Price Incentive”). To the extent that all or any portion of the purchase price paid by the Owner to the Agency for either or both the Parcel D-1 and/or the SBIAA Properties, must be remitted to third parties due to factors not within the control of the Agency, including without limitation amounts payable for the release of any FAA airport use restriction affecting such land, such portion of the purchase price amounts as remitted to this parties shall not be deemed to be a part of the Purchase Price Incentive. The form of the Purchase Price Incentive to be offered to the Owner by the Agency may take any form of financial assistance to the extent limited only by the CRL with regard to any site preparation cost, demolition, infrastructure costs, utilities construction and undergrounding, and off-site public improvements. Such Purchase Price Incentive shall be provided to the Owner not later than the date of issuance of a Certificate of Completion pursuant to this Agreement unless agreed otherwise by the Owner at its sole discretion. The Owner shall submit a written request to the Agency specifying the form and dollar amount of each component of the requested Purchase Price Incentive. The Executive Director is hereby authorized to remit on behalf of the Agency such payments subject to the approving legal opinion of the Agency General Counsel as to the legality of such request for the Purchase Price Incentive and the compliance with the specified use of the Purchase Price Incentive with the terms and provisions of this Agreement.

     (b) Subject to the specific pledge as hereinafter provided and the further limitations provided in this subsection (b) and for the real property as described herein, the Agency has pledged to the Owner those certain tax increment revenues available to the Agency that are net of (i) payments required pursuant to the Redevelopment Plan to be distributed by the County of San Bernardino Auditor-Controller in accordance with the requirements of the Redevelopment Plan, (ii) payments to be made to taxing entities pursuant to all pass-through agreements and any other fiscal impact agreements with taxing entities, (iii) all statutory pass-through payments or reimbursement payments whether to the State or to any other governmental entity, including the

County, municipalities and school districts, inclusive of what is presently referred to as ERAF payments, and (iv) such deposits as may be made annually to the Low and Moderate Income Housing Fund of the Agency (such net amount is herein referred to as the “Tax Increment Revenues”). The parties reasonably estimate that the Tax Increment Revenues are approximately equal to twenty-five percent (25%) of the one percent (1%) real property taxes paid based upon a series of calculations that shall be preformed by a consultant selected by and retained by the Agency. All costs of said consultant to produce the reports and reconciliation required pursuant to this Agreement shall be paid from the Tax Increment Revenues as a first lien thereon.

     The Owner recognizes that the Agency has previously pledged to the Master Developer all tax increment revenues generated from properties located within the “Property” as said term is defined in the Master DDA. The Owner also recognizes that the properties which comprise the Master DDA Property (defined in the Master DDA as the Property) only comprise a portion of the land area included within the Project Site. To the extent Tax Increment Revenues are generated within those land areas of the Project Site that are not a part of the Property (as this term defined in the Master DDA) and as determined by the Owner subject to acceptance of such determination by the County of San Bernardino Tax Assessor, the Agency hereby pledges such Tax Increment Revenues (herein referred to as the “Non-DDA Tax Increment”) to Owner for the repayment and reimbursement of “Qualified Redevelopment Expenditures” (as hereinafter defined) paid and incurred by the Owner in furtherance of the Project. Such pledge of Non-DDA Tax Increment shall be for the period of time from the date of this Agreement through and including the date which is ten (10) years after the termination of the Redevelopment Plan, or such later date as may then be allowed pursuant to State law or any amendment to the Redevelopment Plan if permitted by State law.

     The Agency further pledges to the Owner those additional Tax Increment Revenues attributable to the Project which are not otherwise required to be paid pursuant to the Master DDA to the Master Developer based upon written direction of the Master Developer to the Agency from time-to-time in accordance with any agreements by and between the Owner and the Master Developer (herein referred to as the “Surplus DDA Tax Increment”). The Surplus DDA Tax Increment shall be payable to the Owner from and after the first available date subsequent to the date of execution of this Agreement through and including the date which is ten (10) years after the termination of the Redevelopment Plan, or such later date as may then be allowed pursuant to State law or any amendment to the Redevelopment Plan if permitted by State law. The Owner recognizes that the Master DDA pledges certain tax increment revenues of the Agency to the Master Developer for the period of time from the date of the Master DDA through and including June 30, 2018. The Owner further recognizes that it is possible for the Owner to receive some portion of the Surplus DDA Tax Increment prior to said date of June 30, 2018, and subsequent to such date all of the tax increment revenues generated by the Project will be deemed to be Surplus DDA Tax Increment and shall be payable to the Owner together with the Non-DDA Tax Increment.

     “Qualified Redevelopment Expenditures” as used herein shall mean any expenditures paid and incurred by the Owner in furtherance of the Project for such items which include specifically the following: (i) fees paid to the City, school districts and any other governmental entities; (ii) the costs of demolition of all above ground and below ground buildings, structures and infrastructures and removal of existing streets, driveways and utilities; (iii) the costs of any public improvements, backbone utilities and infrastructure items, including, but not limited to, streets, roads, utilities, landscaping, drainage and flood control improvements, water and sewer improvements, freeway on and off ramps, bridges and general site grading and site development work exclusive of any vertical structures and buildings; (iv) all construction work for the items set forth in (ii) and (iii) above, engineering design and supervision, construction management paid to third parities but not including any internal staff costs, overhead, administration or other charges incurred by employees of the Owner. The Owner shall pay prevailing wages for all such works of improvement which the Owner may claim as Qualified Redevelopment Expenditures in the manner as required by Labor Code Section 1720.

     The Owner shall submit to the Agency a Certificate of Qualified Redevelopment Expenditures not more frequently than once each calendar month to include the dollar amount thereof as a portion of the principal balance then owed to the Owner pursuant to the Reimbursement Agreement to be executed after the date of this Agreement substantially in the form as attached hereto as Attachment No. 8 together with the Promissory Note substantially in the form as attached to said Reimbursement Agreement. All advances which have been accepted by the Agency as validly submitted pursuant to a Certificate of Qualified Redevelopment Expenditures and verified as in compliance with this Agreement by a licensed civil engineer to be retained by the Agency shall accrue interest at the annual rate of five percent (5%) per annum compounded annually until paid from the date of acceptance by the Agency of each Qualified Redevelopment Expenditure until paid in full. All Tax Increment Revenues payable to the Owner shall first be applied to pay the accrued and unpaid interest and then to pay the unpaid principal balance then owed pursuant to the Reimbursement Agreement.

     (c) Notwithstanding the provisions of Section 2.19 to the contrary, the Agency further commits a number of Vehicle Trip Credits to the Project equal to an amount not to exceed 15,000 Vehicle Trip Credits. The Agency has reserved in the Master DDA, Exhibit D, for SBIAA uses an amount of Vehicle Trip Credits equal to 21,500 for current and anticipated development within the various SBIAA controlled properties on the Airport. The Agency hereby assigns said number of Vehicle Trip Credits to the Owner subject to the following conditions: (i) in the event that a lesser number of Vehicle Trip Credits are actually required for the Project, such excess number shall revert to the Agency, and (ii) the Owner shall enforce any agreement with the Master Developer that requires the Master Developer to transfer to the Owner any Vehicle Trip Credits then held by the Master Developer upon reasonable adequate assurances that no further Vehicle Trip Credits will be required for additional developments of the Master Developer on the Master DDA Property. The Owner shall not amend any such agreement with the Master Developer that would diminish, adversely affect or reduce the ability of the Agency or SBIAA to receive the Vehicle Trip Credits that may subsequently be transferred or assigned by the Master Developer which are surplus to the reasonable development requirements of the Master Developer.

     (d) The Agency shall use best efforts to cause SBIAA to perform, or the Agency shall directly perform, certain building and site beautification improvements to the SBIAA building commonly referred to as Building No. 747 which is immediately adjacent to the easternmost portions of the Project Site. Such building and site beatification improvements may consist of painting the exterior of said building, improvement and upgrading landscaping, installation of fencing and decorative block walls as may be acceptable to SBIAA. The Agency shall perform or cause to be preformed all such building and site beautification work on or before the date that the City grants a Certificate of Occupancy to the Owner for the first portion of the development on the Project Site.

ARTICLE III

REDEVELOPMENT OF THE PROJECT SITE

     SECTION 3.1. Development of the Project by Owner.

     (a) Subject to variances granted by the City and as otherwise approved by the City, the redevelopment of the Project Site shall be accomplished in substantial accordance with the Project Improvement Plan Concept as approved by the Agency concurrently with the approval of this Agreement by the governing board of the Agency, together with such changes in the Owner Improvement Plan Concept as may be approved by the Agency either before or after the date of submission of the Development Project Application to the City pursuant to this Agreement. The Owner Improvement Plan Concept is attached to this Agreement as Attachment No. 2.

     The development regulations of the City, including, but not limited to, on-site parking and on-premises outdoor advertising sign structure requirements are applicable to the use and development of the Project pursuant to this Agreement. The City is not a party to this Agreement and no provision hereof shall be deemed to confer any right or privilege upon the Owner as may otherwise arise under Government Code Section 65850, et seq. The City retains the sole and absolute discretion under its regulatory and other police powers to review and approve the Development Project Applications and the issue the Development Project Permits for the Project, including without limitation the power to impose such development conditions of the City as may be applicable in its discretion to: (i) the City’s approval of a Development Project Application; (ii) a final order of public street vacation affecting any public street right-of-way within or adjacent to the Site as may be necessary or appropriate to accommodate the Projects; (iii) any Certificate of Subdivision Compliance as may be applicable under Section 2.8 for the close of the Site Transfer Escrow. No action by the Agency with reference to this Agreement or any of the related documents or attachments shall be deemed a waiver of any City development standard which is applicable to the improvement and redevelopment of the Project and the City’s approval of a Development Project Application or Certificate of Subdivision Compliance or order of public street vacation or the issuance by the City of any Development Project Permit, it being understood that, on a best efforts basis, the Agency shall assist the Owner in obtaining any desired approval from the City as required to facilitate the redevelopment of the Project.

     (b) The Owner and/or its agents shall prepare at its sole cost and expense for submission to the City, all plans, drawings, specifications and studies necessary to accompany the Development Project Application for the Project in sufficient detail for the City to accept as complete the Development Project Application. In the event that the Owner may seek to substantially modify, revise or amend the Owner Improvement Plan Concept or submit plans and Development Project Application drawings which provide for development of the Project (or a major functional element thereof) which the Executive Director determines is materially different from the Owner Improvement Plan Concept, then in such event, the Owner shall obtain the approval of the Agency of the indicated modification, revision or amendment of the Owner Improvement Plan Concept before the Development Project Application is submitted to the City. The Owner may request by written notice to the Agency that the Executive Director determine whether a feature of the Development Project Application is at material variance with the Owner Improvement Plan Concept and the Executive Director shall respond to such a written request within five (5) business days after receipt thereof. The Agency approval of a proposed substantial modification, revision or amendment to the Owner Improvement Plan Concept shall at the reasonable discretion of the Agency and such approval shall not be unreasonably withheld, conditioned or denied.

     The Agency shall cooperate with and shall assist the Owner in order to obtain the approval by the City of any and all development approval plans submitted by the Owner to the City which are consistent with the Owner Improvement Plan Concept and this Agreement. In the event that the City disapproves any element of the Development Project Application, the Owner may revise and resubmit said plans to the City in accordance with the City’s requirements or the Owner may appeal the rejection in the manner provided by law.

     (c) Landscaping plans for the Project shall be prepared by a licensed landscape architect. The Owner shall submit a preliminary draft of the landscaping plan to the Executive Director for concurrence prior to the submission of such landscaping plan to the City either as part of the Development Project Application, or later as part of a Owner submission for the issuance of any Development Project Permit by the City. The landscaping plans submitted for Agency concurrence shall provide for the installation of high quality and attractive landscaping and related improvements on the Project Site, as applicable, as well as within the public parkway and rights-of-way adjacent to the Project Site consistent with the Owner Improvement Plan Concept and the Design Guidelines. All landscaping within public rights-of-way and public landscape easements shall be included for maintenance purposes within the LLMD as required pursuant to the Master DDA.

     (d) The Owner shall prepare and submit all other construction drawings and related documents for the Project (including, but not limited to, architectural review of the exterior by the City as part of its consideration of the Development Project Application) and written approval as and at the times established in the Schedule of Performance.

     The Owner and the Agency staff shall hold regular progress meetings to coordinate the preparation, submission and review of the Development Project Application and related documents by the City as part of the Site Parcel assembly program and issuance of the Development Project Permits as set forth in Section 2.3. The Agency Staff and the Owner shall communicate and consult informally as necessary to ensure that the formal submittal of the any documents to the City and the Agency can receive prompt and speedy approval.

     (e) No matter relating to the Development Project Application once approved by the Agency shall be subsequently disapproved unless mutually agreed by the parties. Nothing contained herein shall preclude the City from conducting its review, modification or rejection of all plans, drawings and documents for the development of the Projects as required by all applicable development laws and regulations. The Owner shall revise each such plan, drawing or related document in a manner that addresses the basis of proposed modification or rejection recommended by the City. The Owner shall promptly revise and resubmit to the City any plans, drawings or related documents which are conditionally approved or rejected by the City as part of the consideration and approval by the City of the Development Project Application and/or the issuance of Development Project Permits. Upon request by the Owner, the Agency shall consider one or more requests for the extension of the period of time set forth in the Schedule of Performance during which the preparation of such revision to plans or drawings may be necessary, not to exceed in the aggregate for all such extensions of ninety (90) days. Further, the Schedule of Performance shall automatically be extended for any additional period required for the resubmission of plans by the Owner to the City for approval; provided however, that the Owner makes a good faith effort to correct or address any and all reasons for disapproval earlier set forth by the City and cause such plans to be resubmitted to the City at he earliest feasible time.

     (f) After the approval by the City of the Development Project Application, if the Owner desires to make any material change in the final construction drawings and related documents which are not consistent with the Development Project Application as approved by the City (either before or after the time when the City has issued the Development Project Permits to the Owner), the Owner shall first submit the proposed change to the Agency for its consideration and approval. At such time the Owner may also submit a request for extension of the Schedule of Performance, if such extension is necessary. The proposed change shall be approved or rejected by the Agency in writing within twenty (20) business days after submission to the Agency. Such a change shall, in any event, be deemed approved by the Agency unless rejected by the Executive Director, in whole or in part, by written notice thereof submitted by the Agency to the Owner, setting forth in detail the reasons therefor, and such rejection shall be made within said twenty (20) business day period. The Owner, upon receipt of a disapproval, may revise such portions as are rejected, or may appeal or dispute such rejection.

     Once the Development Project Permits have been issued and the work of improvement of the Project has commenced, the Owner shall have the right during the course of construction of the Project to make “minor field changes” without seeking the prior approval of the Agency. Said “minor field changes” shall be defined as those changes from the final construction drawings which have no material or adverse effect on the quality or appearance of the improvements and include changes made in order to expedite the work of construction in response to field conditions.

     (g) All of the other costs of redeveloping the Project Site and the Project, including the cost of preparing and submitting the Development Project Application to the City for its review and approval, the performance of all Owner Investigations, the costs and charges of any public agency with jurisdiction associated with the issuance of any Development Project Permit, demolition of structures, abatement of ACM and LBP, if any, response, removal and remediation of hazardous substances, if any, the removal of all subsurface structures improvements and conditions as necessary, grading, the reorganization of existing or proposed utility services and of constructing all new structures and improvements on the Project Site, development project impacts as identified the City, shall be borne solely by the Owner.

     (h) The Owner shall begin and complete the redevelopment of the Project within the times specified in the Schedule of Performance or within such reasonable extensions of time as may be granted by the Agency or as provided for in this Agreement. The Schedule of Performance is also subject to revision from time to time as mutually agreed upon in writing by and between the Owner and the Agency.

     (i) [RESERVED]

     (j) The Owner for itself and its successors and assigns agrees that in the construction of the improvements for the Project as provided for in this Agreement, the Owner will not discriminate against any employee or applicant for employment because of sex, marital status, race, color, religion, creed, national origin, or ancestry.

     (k) The Owner shall be responsible for carrying out its construction of the improvement of the Project in conformity with all applicable laws, including all applicable federal and state labor standards and requirements.

     SECTION 3.2. Security Financing; No Encumbrances Except for Development Purposes. For the purposes of this Section 3.2 and Section 3.3, the words “Owner Lands” mean and refer to the lands acquired by the Owner on the Project Site upon the close of the applicable Site Parcel Escrows and Site Transfer Escrow. Notwithstanding any other provision of this Agreement, mortgages and deeds of trust, or any other reasonable method of security, are permitted to be placed upon the Owner Lands for its redevelopment, but only for: (i) the purpose of securing loans of funds to be used for the design and construction of the Project and any other expenditures necessary and appropriate to redevelop the Owner Lands under this Agreement, and costs and expenses incurred or to be incurred by the Owner in furtherance of this Agreement and/or (ii) with respect any permit financing affecting such portion of the Owner Lands for which a Certificate of Completion has been issued by the Agency.

     The Owner shall provide a suitably detailed written description of the terms of any mortgage, deed of trust, sale and lease-back or other financing, conveyance, encumbrance or lien which the Owner may propose to create or attach to the Owner Lands or any portion thereof, to pay for any part of the Project Site purchase price and/or to provide the Owner with a source of funds to construct the Project. The words “mortgage” and “deed of trust” as used in this Agreement include all other appropriate modes of financing the real estate acquisition, construction, and land development obligations of the Owner. Mortgages, deeds of trust and other reasonable methods of security referred to as Permitted Transfers in Section 3.2, are collectively referred to in Section 3.3 as a “Security Financing Interest”.

     SECTION 3.3. Security Financing Interests.

     (a) The holder of any Security Financing Interest authorized by this Agreement is not obligated to construct or complete any improvement of the Project. However, nothing in this Agreement shall be deemed to permit or authorize any such holder of a Security Financing Interest to devote the Owner Lands, or any portion thereof, to any use, or to construct any improvements thereon, other than those uses of improvements provided for or authorized by this Agreement.

     (b) Whenever the Agency, pursuant to its rights set forth in this Agreement, delivers any notice or demand to the Owner to cure or correct a default or breach with respect to the redevelopment of the Project, the Agency shall at the same time deliver to each holder of record any Security Financing Interest creating a lien upon the Owner Lands or any portion thereof a copy of such notice or demand of the Agency. Each such holder shall (insofar as the rights of the Agency are concerned) have the right, but not the obligation, at its option, within ninety (90) days after the receipt of the notice, to cure or remedy or commence to cure or remedy any such default or breach affecting the Owner Lands which is subject to the lien of the Security Financing Interest held by such holder and to all the costs thereof to the security interest debt and the lien on the security interest.

     (c) In any case where within one hundred and eighty (180) days after the occurrence of a default or breach by the Owner for which the Agency has given notice to the holder of any Security Financing Interest under Section 3.3(b), and such holder has exercised its option to construct the Project, but such holder has not proceeded diligently with construction, the Agency shall thereupon be afforded the same rights against such holder for such default or breach as the Agency would otherwise have against Owner under this Agreement.

     (d) In the event of a default or breach by the Owner under a Security Financing Interest prior to the completion of redevelopment of the Project or portion thereof, and the holder has not exercised its option to complete the improvement of the Project Site (or such portion thereof encumbered by the Security Financing Interest), the Agency, at its sole option and election, but without any obligation to do so, may cure the default or breach of the Owner to such holder, prior to the completion of any foreclosure under its Security Financing Interest. In such event the Agency shall be entitled to reimbursement from the Owner of the principal amount paid by the Agency to cure or satisfy the defaults plus all reasonable costs and expenses incurred by the Agency in curing the default of the Owner. The Owner hereby agrees that the Agency shall also be entitled to a lien upon the Owner Lands, or any portion thereof to secure the repayment of such amount to the Agency. The Agency agrees that in the event that the such a lien in favor of the Agency may arise, that the lien of the Agency shall be subordinate to any other Security Financing Interest approved or deemed approved by the Agency. The Agency shall execute from time to time any and all documentation reasonably requested by Owner to effect such subordination of the lien right of the Agency as may arise under this Section 3.3.

     (e) In addition to the optional right of the Agency to cure a default or breach of the Owner under a Security Financing Interest as set forth in Section 3.3(d), the Agency, at its sole option and election, shall have the right to satisfy any other lien or encumbrance affecting the Owner Lands after the Owner has received a thirty (30) day notice of intention of the Agency to pay such lien or encumbrance. The Agency shall not transmit such a notice of intention until the Owner has been accorded a reasonable period of time to challenge, cure or satisfy such a lien or encumbrance provided however, that nothing in this Agreement shall require the Owner to pay or make provisions for the payment of any lien or charge (except a lien or charge for ad valorem property taxes) so long as the Owner in good faith shall contest the validity or amount therein and so long as such delay in payment by the Owner shall not subject the Owner Lands or any portion thereof to forfeiture or sale. In the event that the Agency may satisfy any such lien or encumbrance the Agency shall be entitled to reimbursement from the Owner of the principal amount paid by the Agency to cure or satisfy the lien or encumbrance plus all reasonable costs and expenses incurred by the Agency in satisfying the lien or encumbrance. The Owner hereby agrees that the Agency shall also be entitled to a lien upon the Owner Lands, or any portion thereof, to secure such repayment to the Agency. Any such lien of the Agency under this Section 3.3(e) shall be subordinate to each Security Financing Interest approved or deemed approved by the Agency.

     (f) The Owner, for itself, its successors and assignees hereby warrants and agrees that the Owner shall give to any holder of a Security Financing Interest notice of the terms and conditions contained in this Section 3.3 and shall use commercially reasonable efforts to cause each term contained herein dealing with Security Financing Interests and rights of holders of such interests either to be inserted into the relevant deed of trust or mortgage or to be acknowledged by the holder prior to its perfection of any such Security Financing Interest right or interest in the Owner Lands.

     SECTION 3.4. Estoppel Statement. Upon the request of the Owner or any holder or a Security Financing Interest in the Project Site or portion thereof, the Agency shall issue a signed estoppel statement stating that this Agreement is in full force and effect and that no default hereunder exists on the part of the Owner or any successor, or if such default is claimed to exist, such estoppel statement shall identify the nature of such default. Such estoppel statement shall be delivered by the Agency within thirty (30) days following receipt of written request therefor.

     SECTION 3.5. [RESERVED—NO TEXT]

     SECTION 3.6. [RESERVED—NO TEXT]

     SECTION 3.7. Certificate of Completion.

     (a) Upon substantial completion of the relevant phases of the Project, the Agency shall prepare a Certificate of Completion substantially in the form of Attachment No. 11, within thirty (30) days following receipt by the Agency of a written request therefor by the Owner. Upon the request of the Owner, the Agency may issue one or more Certificates of Completion when the Owner has completed (or caused third party tenants to so complete) the improvements as follows:

(i)	upon completion of the improvement of corporate headquarters office building of the Project;

(ii)	upon completion of the improvement of other portions of the Project Site; and

(iii)	upon completion of the Project in its entirety.

     Each Certificate of Completion shall evidence a conclusive determination by the Agency of satisfactory completion of the improvement of the Project (or such portion thereof, as applicable) by the Owner. After the recordation of the Certificate of Completion by the Agency, neither the Owner, nor any party then owning or thereafter purchasing, leasing or otherwise acquiring any interest in the Project Site (or such portion thereof affected by the Certificate of Completion) shall (because of such ownership, purchase, lease or acquisition) have any further obligation or liability under this Agreement for matters arising prior to the date of recordation of the Certificate of Completion or thereafter; provided however, that the covenants contained in Section 4.1 through Section 4.4, shall bind each successor in interest of the Owner in the Project Site (or such portion thereof affected by the Certificate of Completion) as covenants which run with the land.

     (b) If the Agency seeks to withhold the execution of Certificate of Completion, then the Agency shall, within said thirty (30) days of the date of the written request for the issuance of a Certificate of Completion, provide to the Owner a written statement setting forth the reasons with respect to the Agency’s refusal or failure to prepare and execute a Certificate of Completion. The statement shall also contain a detailed description of the action the Owner must take to obtain a Certificate of Completion. If the reason for such refusal is confined to minor building “punch list” items, the Agency shall issue its Certificate of Completion conditioned upon the delivery of cash or other reasonably acceptable surety in an amount and terms subject to the reasonable approval of the Executive Director.

     No such Certificate of Completion of the Agency shall be deemed to constitute a notice of completion as referred to in Section 3093 of the California Civil Code.

ARTICLE IV

USE AND OPERATION OF THE PROJECT SITE

     SECTION 4.1. Permitted Uses of the Project Site by the Owner. The Agency acknowledges that occupancy of the Project Site for the following types of uses is consistent with the development regulations of the City of San Bernardino: corporate office, distribution, manufacturing warehouse, auto and truck maintenance facilities, and other uses reasonably related to the operation of an office, warehouse and distribution facility.

     The following special retail uses as defined under applicable State law as a “relocation” may be permitted; provided that the Agency in its reasonable discretion, has first made the finding that such retail user “relocation” is outside the same market area,” as each of these terms is defined in Health and Safety Code Section 33426.7:

      automobile dealership, or

      big box retailer, in a store greater than 75,000 square feet of gross buildable area that will generate sales or use tax pursuant to Part 1.5 (commencing with Section 7200) of Division 2 of the Revenue and Taxation Code), or

      a business entity that sells or leases land to an automobile dealership or big box retailer.

     The provisions of this covenant shall be included in the Agency Quit Claim Deed.

     SECTION 4.2. [RESERVED—NO TEXT]

     SECTION 4.3. Obligation to Refrain from Discrimination. The Owner covenants and agrees for itself, its successors, assigns and every successor in interest to the Project Site or any part thereof, there shall be no discrimination against or segregation of any person, or group of persons, on account of sex, marital status, race, color, religion, creed, national original or ancestry in the sale, lease, sublease, transfer, use occupancy, tenure or enjoyment of the Project Site nor shall the Owner, itself or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use of occupancy of tenants, lessees, subtenants, sublessees or vendees of the Project Site. The covenant of the Owner as provided in this Section 4.3 shall be included in the Agency Quit Claim Deed.

     SECTION 4.4. Form of Nondiscrimination and Nonsegregation Clauses. The Owner shall refrain from restricting the sale, lease, sublease, rental, transfer, use, occupancy, tenure or enjoyment of the Project Site or part thereof on the basis of sex, marital status, race, color, religion, creed, ancestry or national original of any person. All such deeds, leases or contracts pertaining thereto shall contain or be subject to substantially the following nondiscrimination or nonsegregation clauses:

(1) [in deeds]:

“The grantee herein covenants by and for itself, its successors and assigns, and all persons claiming under or through them, that there shall be no discrimination against or segregation of, any person or group of persons on account of sex, marital status, race, color, religion, creed, national origin or ancestry in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the land herein conveyed, nor shall the grantee itself or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use of occupancy of tenants, lessees, subtenants, sublessees or vendees in the land herein conveyed. The foregoing covenants shall run with the land.”

(2) [in leases]:

“The lessee herein covenants by and for itself, its successors and assigns, and all persons claiming under or through them, and this lease is made and accepted upon and subject to the following conditions: That there shall be no discrimination against or segregation of any person or group of persons, on account of sex, marital status, race, color, religion, creed, national origin or ancestry, in the leasing, subleasing, renting, transferring, use, occupancy, tenure or enjoyment of the land herein lease, nor shall lessee itself, or any person claiming under or through it, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number or occupancy of tenants, lessees, sublessees, tenants or vendees in the land herein lease.”

(3) [in material contracts]:

“There shall be no discrimination against or segregation of, any person or group of persons on account of sex, marital status, race, color, religion, creed, national origin or ancestry in the sale, lease, sublease, rental, transfer, use, occupancy, tenure or enjoyment of the land, nor shall the transferee itself or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendees of the land.”

ARTICLE V

DEFAULTS, REMEDIES AND TERMINATION

     SECTION 5.1. Defaults—General. Failure or delay by a party to perform any term or provisions of this Agreement constitutes a default under this Agreement, except, inability of the Agency, after exhausting all reasonable efforts, to acquire any property by condemnation shall not be deemed a default under this Agreement. The party in default must immediately commence to cure, correct, or remedy such default within thirty (30) days after receipt of written notice of such default, and if the defaulting party does not diligently complete such cure, correction or remedy within a reasonable time, then a breach shall be deemed to have occurred and the non-defaulting party may assert its other rights and remedies. No default under this Agreement shall be deemed to exist during those periods of time as provided in Section 6.5 hereof during which a force majeure event has occurred and written notice has been delivered to the other parties. The party which claims that a default or breach has occurred shall give written notice of default, specifying the default complained of by the injured party in accordance with Section 5.8. Except as required to protect against further damage, the injured party may not institute proceedings against the party in default until thirty (30) days after giving such notice. Failure or delay in giving such notice shall not constitute a waiver of any default, nor shall it change the time of default.

     SECTION 5.2. Bankruptcy, Insolvency or Dissolution of Owner. The occurrence of any of the following events prior to the issuance of a Certificate of Completion for the Project shall be deemed a material default by the Owner:

(1)	the Owner files for bankruptcy protection or reorganization or becomes involved in any proceedings under the bankruptcy laws of the United States, or in the event that the Owner may be insolvent, or in the event that a receiver may be appointed for the Owner under state or federal law;

(2)	the Owner suspends or terminates its legal status as a California limited liability company authorized to transact business in California.

     In view of the special community redevelopment goals and covenants for community redevelopment covenants which affect this Agreement, in the event that either the Owner shall be adjudicate bankrupt, or become involved in any proceedings under the bankruptcy laws of the United States, or if the interest of either of them in this Agreement shall be transferred by operation of law at any time prior to the issuance of a Certificate of Completion for the Project, the trustee in bankruptcy, receiver, assignee or judgment purchaser shall be bound by all provisions of this Agreement, including but not limited to the provisions of Section 4.1.

     SECTION 5.3. Institution of Legal Actions. Subject to the default provisions of Section 5.1, any party may institute legal action to cure, correct or remedy any default, to recover damages for any default, or to obtain any other remedy consistent with the purpose of this Agreement; provided, however, that no damages shall be sought by Owner against the Agency nor shall the Agency be liable for any damages or other expenses to the Owner in the event the Agency is unable to acquire any portion of the Project Site either as a Condemnation Parcel or through other means as may be required for the assembly of the Project Site or in the event there are any delays in the acquisition of all or any portion of the Project Site. Any legal action, initiated pursuant to this Agreement or otherwise with respect to its subject matter, must be instituted in the Superior Court of the County of San Bernardino, State of California.

     SECTION 5.4. Applicable Law. The laws of the State of California shall govern the interpretation and enforcement of this Agreement.

     SECTION 5.5. Acceptance of Service of Process.

     (a) In the event that any legal action is commenced by the Owner against the Agency, service of process on the Agency shall be made by personal service upon the Agency Secretary.

     (b) In the event that any legal action is commenced by the Agency against the Owner, service of process on the Owner may be made in any lawful manner including service upon Owner’s designated agent for service of process.

     SECTION 5.6. Rights and Remedies are Cumulative. Except as otherwise expressly stated in this Agreement, the rights and remedies of the parties are cumulative, and the exercise by any party of one or more of such rights or remedies shall not preclude the exercise by it, at the same or different times, of any other rights or remedies for the same default or any other default by any other party.

     SECTION 5.7. Inaction Not a Waiver of Default. Any failure or delay by a party in asserting any of its rights and remedies as to any default shall not operate as a waiver of any default or of any such rights or remedies, or deprive any party of its right to institute and maintain any actions or proceedings which it may deem necessary to protect, assert or enforce any such rights or remedies.

     SECTION 5.8. Notice of Default and Termination Prior to Issuance of a Certificate of Completion for the Project. Except as set forth in Section 5.10, if a party is in material breach or default with regard to any of the provisions of this Agreement prior to the issuance by the Agency of a Certificate of Completion for the Project, the non-defaulting party may, in addition to its assertion of any other right or remedy upon the occurrence of such default, elect to terminate this Agreement, unless such default is cured or corrected within the time period set forth in a notice of default. If the party exercises such an election of termination, such party shall include in its written notice of default to the defaulting party (with a copy to the remaining party) a statement that the Agreement shall be terminated if the default is not cured or commenced to be cured by the defaulting party within thirty (30) days after service of the notice of default (or within such other longer period as is set forth therein). The defaulting party shall be liable to the other party for any damage caused by such default and termination.

     SECTION 5.9. Failure to Complete Project After Acquisition of the SBIAA Property and the Master DDA Property.

     (a) If after the Site Transfer Escrows has closed and title to the Master DDA Property and the SBIAA Property have transferred to the Owner, the Owner shall thereafter fail to either commence the construction of the Project or shall abandon the construction of the Project and fail to complete the construction of the Project, the Agency shall be entitled to seek such additional legal and equitable relief and monetary damages from the Owner, including, but not limited to, a reversion of the Master DDA Property and the SBIAA Property to the Agency, under such terms and conditions as the court may award under the circumstances. It is recognized by the Owner that the Agency has entered into this Agreement specifically to achieve the relocation of the facilities of the Owner and the consolation thereof on the Project Site for the redevelopment of the NAFB properties through the construction and operation of the Project by the Owner. Failure of the Owner to complete the Project and to operate the Project as anticipated shall be deemed to be a material failure of consideration of the covenants and agreements of the Owner as contained herein.

     (b) In addition to any other remedies that the Agency may obtain from a court of competent jurisdiction upon any such default specified in subsection (a) above, any amounts then owed by the Agency to the Owner pursuant to the Reimbursement Agreement shall be deemed to be forgiven and said Reimbursement Agreement, and all amounts owed thereunder, shall become null and void. Any Tax Increment Revenues previously paid by the Agency to the Owner shall be returned to the Agency together with interest from the date of each payment of the Tax Increment Revenues at the maximum interest rate then allowed under applicable State law. Additionally, the Agency shall have no further obligation or duty to remit any portion of the Purchase Price Incentive, and any portion of the Purchase Price Incentive that may have been previously remitted by the Agency to the Owner shall be due and payable immediately upon a default specified in subsection (a) above together with interest at the maximum interest rate then allowed under applicable State law.

     (c) In the event this Project is abandoned by Owner, the Agency shall have the right of reversion under the circumstances described herein. The Agency shall have the right to repurchase the Master DDA Property and all site improvements installed or constructed thereon at a value based upon verified invoices of the Owner setting forth the actual expenditures incurred and paid by the Owner as of the date that a notice of default issued by the Agency has not been cured by the Owner. Such repurchase may be exercised by the Agency upon the declaration of a default pursuant to the terms and conditions of this Agreement for failure of the Owner to either (i) commence the construction of the Project, or any aspect thereof as set forth hereinbelow, upon the Property, or (ii) after the commencement of the construction thereon, failure of the Owner to complete the construction and operate the facility as intended by this Agreement and within the time frames set forth in the Schedule of Performance. The Agency shall give sixty (60) days notice to Owner of Agency’s interest in repurchase of the Master DDA Property; escrow shall close sixty (60) days thereafter. In the event this Project is abandoned by the Owner, the Agency shall have the right to repurchase the remaining parcels (SBIAA Property, the Third Party Parcels, or Parcel D-1). The terms, conditions, and purchase price of the repurchase of such remaining parcels shall be jointly determined by the Owner and the Agency.

     (d) The provisions contained in this Section 5.9 (a), (b), and (c) shall no longer have any force or effect nor shall such provisions be enforceable by the Agency against the Owner from and after the date of the recordation of the last Certificate of Completion for the completion of the construction of the Project in its entirety in conformity with this Agreement.

     SECTION 5.10. Termination Without Fault of Parties.

     (a) The occurrence of any of the following events prior to the date on which the close of the Site Transfer Escrow may occur constitutes a basis for any party to terminate this Agreement without fault or liability:

(1)	The Owner has failed to deliver and/or the Agency has failed to accept the written confirmation to the Agency as set forth in;

(2)	Despite its good faith and diligent efforts, the Owner is unable to obtain any permit or approval from the City as may be necessary to construct the Project substantially in accordance with the Owner Project Improvement Plan Concept;

(3)	The Owner may reject the environmental condition of any Site Parcel as provided in Section 2.5(f);

(4)	After the Owner has provided the Agency with the necessary funds for a Condemnation Parcel as set forth in Section 2.2(d), the Agency may fail to initiate proceedings for the acquisition of any Condemnation Parcel;

(5)	The Owner rejects or the Agency fails to cure any Title Exceptions and/or the Owner fails to waive the cure of any Title Exception under Section 2.9(d) or 2.9(d);

(6)	The necessary Site Parcels for the Project cannot be assembled and the Site Transfer Escrow placed in a condition to close on or before January 1, 2005, subject to such extensions of time as may be approved by the Owner and the Agency as set forth in Section 2.3(f).

     (b) [RESERVED]

     (c) The party which may elect to terminate this Agreement on any of the grounds described in Section 5.10(a) shall transmit a written notice of intention to terminate the Agreement at least thirty (30) days prior to the date of termination specified in such written notice. The written notice of intention to terminate the Agreement shall identify this Section 5.10 and generally describe the grounds on which the termination of this Agreement is based. Upon the termination of this Agreement pursuant to this Section 5.10, no party shall have any claim upon the other for costs, reimbursement or damages against or liability to the other under this Agreement, except that if a termination occurs as a result of the occurrence of the matters described in Section 5.10(a)(5), then any Owner funds disbursed to the Agency for Condemnation Parcels shall be returned to the Owner, net of abandonment costs incurred by the Agency, and further provided that the indemnity obligations of the parties under Section 6.5(b) and Section 6.8 shall survive with respect to any matters or claim arising under any of those provisions of this Agreement.

     SECTION 5.11. Rights of Mortgages. Any rights of the Agency under this Article V shall not defeat, limit or render invalid any lease, mortgage, deed of trust or any other security interest permitted by this Agreement or any rights provided for in this Agreement for the protection of holder of security interests in the Site, or portion thereof.

ARTICLE VI

GENERAL PROVISIONS

     SECTION 6.1. Notices, Demands and Communications Between the Parties. Notices, demands and communications among the Agency, the Owner as required by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or, if mailed, upon receipt or rejection. If notice is given by mailing, it shall be sent by registered or certified mail, postage prepaid, return receipt requested, and properly addressed to the principal office of the party, as further designated in Section 6.12. Such written notices, demands and communications may be sent in the same manner to such other addresses as either party may from time to time designate in writing.

     SECTION 6.2. Conflict of Interest. No member, official or employee of the Agency having any conflict of interest, direct or indirect, related to this Agreement and the development of the Project, shall participate in any decision relating to the Agreement or the implementation thereof.

     SECTION 6.3. Warranty Against Payment of Consideration for Agreement. The Owner and the Agency each warrant that neither of them has paid or given, and will not pay or given, any third-party money or other consideration for obtaining this Agreement. For the purpose of this Section 6.3, the term “third parties” shall not include persons to whom fees were paid for professional services if rendered by attorneys, financial consultants, accountants, engineers, architects and the like when such fees are considered necessary by the Owner.

     SECTION 6.4. Non-Liability of the Agency Officials and Employees. No member, official or employee of the Agency shall be personally liable to the Owner, or any successor in interest of either of them, in the event of any default or breach by the Agency or for any amount which may become due to the Owner or to its successor or on any obligations under the terms of this Agreement.

     SECTION 6.5. Enforced Delay: Extension of Time of Performance

     (a) In addition to specific provisions of this Agreement, performance by either party hereunder shall not be deemed to be in default, or considered to be a default, where delays or defaults are due to the force majeure events beyond the control of such party, including without limitation war, insurrection, strikes, lockouts, riots, floods, earthquakes, fires, casualties, acts of God, acts of the public enemy, epidemics, quarantine restrictions, government imposed moratorium legislation, freight embargoes or lack of transportation, weather-caused delays, inability to secure necessary labor, materials or tools, delays of any contractors, subcontractor or supplier, which are not attributable to the fault of the party claiming that an event suspends the close of the Site Transfer Escrow, or if after the close of the Site Transfer Escrow has occurred, suspends the prosecution of the work of improvement of the Project. An extension of time for any such force majeure cause shall be for the period of the enforced delay and shall commence to run from the date of occurrence of the delay; provided however, that the party which claims the existence of the delay has first provided the other party with written notice of the occurrence of the delay within ten (10) days of the commencement of such occurrence of force majeure event and thereafter takes prompt and reasonable action within its control to resume the performance of the applicable work or obligation, and if applicable restore, reconstruct, rebuild any damage to the Project caused by such force majeure event provided further that no force majeure event (or series of such events ) shall have the effect of delaying the close of the Site Transfer Escrow for more than a total of ninety (90) days.

     The inability of either the Owner to obtain the land acquisition or construction loans for the Project, or the failure of the City to approve the Development Project Application or to issue any Development Project Permit (except by virtue of the effect of moratorium legislation) or the inability of the Owner to satisfy any other condition of this Agreement relating to the redevelopment of the Project, shall not be deemed to be a force majeure event or otherwise provide grounds for the assertion of the existence of a delay under this Section 6.5. The parties each expressly acknowledge and agree that changes in either general economic conditions or changes in the economic assumptions of any of them which may have provided a basis for entering into this Agreement occurring at any time after the execution of this Agreement, are not force majeure events and do not provide any party with grounds for asserting the existence of a delay in the performance of any covenant or undertaking which may arise under this Agreement. Each party expressly assumes the risk that changes in general economic conditions or changes in such economic assumptions could impose an inconvenience or hardship on the continued performance by such party under this Agreement, but that such inconvenience or hardship is not a force majeure event and does not excuse the performance by such party of its obligations under this Agreement.

     (b) The Owner acknowledges that the Agency is a “public entity” and/or a “public agency” as defined under applicable California law. Therefore, the Agency, in coordination with the City, must satisfy the requirements of certain California statutes relating to the actions of public entities, including, without limitation, CEQA before the redevelopment activities contemplated under this Agreement may be implemented. Also, as a public body, the action of the governing board of the Agency in approving this Agreement may be subject to proceedings to invalidate the Agreement. The Owner hereby assumes the risk of delays and any loss that may result from any such third-party legal actions related to the CEQA compliance with this Agreement and the Project, and the Agency’s approval of this Agreement or the pursuit of the redevelopment activities contemplated by this Agreement, even in the event that an error, omission or abuse of discretion by the Agency which a court of competent jurisdiction may determine to have occurred. If a third-party files a legal action regarding the Agency’s approval of this Agreement, or any of the related agreements with the Master Developer, the Agency may terminate this Agreement on sixty (60) days written notice to the Owner of the Agency’s intent to so terminate this Agreement, referencing this Section 6.5(b), without any further obligation to perform the terms of this Agreement and whereupon the parties shall be mutually released from any further responsibility under this Agreement. Within ten (10) days of receipt of the Agency’s notice of intent to terminate this Agreement as provided in the preceding sentence, the Owner may offer to defend the Agency, in the third-party legal action and pay all of the court costs, attorney fees, monetary awards, sanctions, attorney fee awards and the expenses of any and all financial or performance obligations that may result from the disposition of the legal action. Any such offer from the Owner must be in the form of a written agreement to be considered by the Agency. The Agency is under no obligation to accept any such offer from the Owner and may elect to terminate this Agreement, under this subsection (b) notwithstanding any offer from the Owner under this subsection (b).

     SECTION 6.6. Approvals. Approvals required by the Agency shall not be unreasonably withheld and approval or disapproval shall be given within the time set forth in the Schedule of Performance, or as set forth in this Agreement or, if no specific time is set forth for such approval, within thirty (30) days. If no disapproval is given within the time stated therefor, the item in question shall conclusively be deemed approved.

     SECTION 6.7. No Real Estate Commissions Payable. Each party to this Agreement represents and warrants to the others that said party has not dealt with any broker or real estate agent in connection with this transaction, and that insofar as that party knows no broker, real estate agent, or other party is entitled to any commission or fee in connection herewith. Each party to this Agreement agrees to indemnify, defend and hold harmless the other parties from and against any and all broker or real estate commissions or finder fees by any person or entity claiming to have been retained by such indemnifying party in connection with this transaction.

     SECTION 6.8. Indemnification.

     (a) To the fullest extent permitted by law, Owner shall, at its sole expense and with counsel reasonably acceptable to the Agency, indemnify, defend, and hold harmless the Agency from and against all Claims arising out of or relating (directly or indirectly) to the Project, any negligence or fault attributable to the Owner, any interest of the Owner in any parcel within the Project Site, or the Owners’ activities, including without limitation:

          (i) The use or occupancy, or manner of use or occupancy, of any property at the Airport, the Project Site, or any other property, areas or building(s) owned, occupied or used by the Owner;

          (ii) Any act, error, omission, or negligence attributable to the Owner in, on, or about the areas described in (a) and (a)(i), above;

          (iii) Owner conducting its business;

          (iv) Any construction work, development work, tenant improvements, activities, work, or things done, omitted, permitted, allowed, or suffered by the Owner in, at, or about the areas described above, or anywhere at the Airport, including the violation of or failure to comply with any applicable laws, statutes, ordinances, standards, rules, regulations, order, decrees, or judgments; and

          (v) Any breach or default in performance of any obligation by Owner to be performed under this Agreement, including obligations that survive expiration or earlier termination of this Agreement.

     (b) For purposes of this Agreement, “Claims” means any and all claims, losses, costs, damage, expenses, liabilities, liens, actions, causes of action (whether in tort or contract, at law or in equity, or otherwise), charges, assessments, fines, and penalties of any kind and environmental matters (including consultant and expert expenses, court costs, and attorneys fees actually incurred).

     (c) This indemnification extends to and includes Claims for:

          (i) Injury to any persons (including death at any time resulting from an injury);

          (ii) Loss of, injury or damage to, or destruction of property (including all loss of use resulting from that loss, injury, damage, or destruction); and

          (iii) All economic losses and consequential or resulting damages of any kind.

     (d) Except as provided in this subsection (d), the indemnification requirements shall apply regardless of the contributory or passive negligence of the Agency and regardless of whether liability without fault or strict liability is imposed or sought to be imposed on the Agency. The indemnification requirements shall not apply to the extent that a final judgment of a court of competent jurisdiction establishes that a Claim against the Agency was caused by the sole and active negligence or willful misconduct of the Agency.

     (e) The indemnification provided by Owner may not be construed or interpreted as in any way restricting, limiting, or modifying Owner’s insurance obligations or other obligations under this Agreement and is independent of the such insurance obligations and other obligations. Compliance by Owner with the insurance requirements and other obligations under this Agreement shall not in any way restrict, limit, or modify its indemnification obligations under this Agreement.

     (f) Agency shall be entitled to recover its actual attorney fees and court costs incurred in enforcing these indemnification clauses.

     (g) These indemnification clauses shall survive the expiration or early termination of this Agreement until all claims against the Agency involving any of the indemnified matters are fully, finally, and absolutely barred by applicable statutes of limitations.

     (h) The duty of Owner to defend the Agency is separate and independent of Owner’s duty to indemnify the Agency. The duty to defend includes claims for which the Agency may be liable without fault or strictly liable. The duty to defend applies regardless of whether the issues of negligence, liability, fault, default, or other obligation on the part of the Owner or the Agency have been determined. The duty to defend applies immediately, regardless of whether the Agency paid any sums or incurred any detriment arising out of or relating (directly or indirectly) to any Claims. It is the express intention of the parties that the Agency be entitled to obtain declaratory relief, summary adjudication or summary judgment regarding the Owner’s duty to defend the Agency at any stage of any Claim or suit.

     (i) The Owner agrees to indemnify, defend and hold the Agency harmless from and against all damages, judgments, costs, expenses and fees, including attorneys fees and expenses, arising from any claim or liability asserted against the Agency or any matter described in Section 2.3(d) with respect to any claim of inverse condemnation relating to any Site Parcel or Condemnation Parcel which may be asserted against the Agency.

     (j) The Owner shall, at its sole expense, comply with all requirements, guidelines, rules, orders, and similar mandates and directives pertaining to the Owner’s activities relative to the Project, whether or not imposed by the Owner’s insurers. The Owner shall, at its sole expense, comply with all rules, orders, regulations, or requirements of the American Insurance

Association (formerly the National Board of Fire Underwriters) and of any similar body applicable to the Owner’s activities relative to the Project.

     (k) The Owner shall be the first or primary named insured.

     (l) The Agency shall be named by endorsement as additional insured under Owner’s liability coverage. The additional insured endorsement must be on ISO Form CG 20 11 11 85 or an equivalent acceptable to the Agency, with such modifications as the Agency may require.

     (m) The Owner’s liability policies shall be endorsed as needed to provide cross-liability coverage for the Owner and Agency and to provide severability of interests.

     (n) The Owner’s liability policies shall be endorsed as needed to provide that the insurance afforded by those policies to the additional insured is primary and that all insurance carried by the Agency is strictly excess and secondary and shall not contribute with the Owner’s liability insurance.

     (o) The coverage afforded to the Agency must be at least as broad as that afforded to the Owner and may not contain any terms, conditions, exclusions, or limitations applicable to the Agency that do not also apply to the Owner.

     (p) The Owner shall deliver to the Agency the above mentioned endorsements as well as a certified copy of the Owner’s liability policy or policies and an original certificate of insurance, executed by an authorized agent of the insurer or insurers, evidencing compliance with the liability insurance requirements of this Agreement. The certificate shall provide for no less than thirty (30) days’ advance written notice to the Agency from the insurer or insurers of any cancellation, nonrenewal, or material change in coverage or available limits of liability and shall confirm compliance with the liability insurance requirements in this Agreement.

     (q) Any “endeavor to” or “failure to mail such notice shall impose no obligation or liability of any kind upon the Company” language and any similar language shall be stricken from the certificate.

     (r) The Owner’s liability insurance coverage may be provided by a combination of primary, excess, and umbrella policies, but those policies must be absolutely concurrent in all respects regarding the coverage afforded by the policies. The coverage of any excess or umbrella policy must be at least as broad as the coverage of the primary policy.

     (s) The Owner shall, at its sole expense maintain in full force and effect the liability insurance coverage required under this Agreement and shall maintain the Agency as additional insured for a period of no less than two (2) years after expiration or earlier termination of this Agreement.

     (t) The insurance requirements set forth above are independent of the Owner’s exculpation, indemnification, and other obligations under this Agreement and shall not be construed or interpreted in any way to restrict, limit, or modify the those exculpation, indemnification, or other obligations or to limit the Owner’s liability under this Agreement.

     (u) If the Owner fails to procure and maintain the insurance required of it under this Agreement and does not cure such failure within thirty (30) days of the date of notice of such failure to the Owner from the Agency, the Agency may, but shall not be required to, procure and maintain such insurance and be reimbursed for the cost of such insurance by the Owner or, alternatively, the Agency may terminate this Agreement upon written notice to the Owner.

     (v) The Agency makes no representation that the limits or forms of coverage of insurance specified in this Agreement are adequate to cover the Owner’s property, business operations or obligations under this Agreement.

     (w) The Agency and the Owner agree to cause the insurance companies issuing their respective insurance to waive any subrogation rights that those companies may have against the Owner and the Agency, respectively, as long as the insurance is not invalidated by the waiver. If the waivers of subrogation are contained in their respective insurance policies, the Agency and the Owner waive any right that either may have against the other on account of any loss or damage to their respective property to the extent that the loss or damage is insured under their respective insurance policies.

     SECTION 6.9. No Partnership. Nothing in the Agreement nor any acts of the parties hereto shall be deemed or construed by the parties hereto, or any of them, or by any third person, to create the relationship of principal and agent, or of partnership, or of joint venture, or of any association between any of the parties to this Agreement.

     SECTION 6.10. Attorney’s Fees. If either party hereto files any action or brings any action or proceeding against the other arising out of this Agreement, then as between the Owner and the Agency, the prevailing party shall be entitled to recover as an element of its costs of suit, and not as damages, its reasonable attorneys’ fees as fixed by the court in such action or proceeding or in a separate action or proceeding brought to recover such attorneys’ fees. Any action brought at the request of the Owner by the Escrow Agent or title company in the form of declaratory relief or a quiet title action to determine the rights of the parties or the rights of third parties pursuant to recorded and unrecorded easements and other agreements shall have all the costs thereof paid by the Owner including costs incurred by the Agency to review or participate in any proceeding brought by the Escrow Agent or any title company.

     In the event either the validity of this Agreement or the implementation hereof is at any time challenged by a third party through the filing of a validation action or any other court proceeding, the Owner may elect to either terminate this Agreement or to dispute such challenge. In the event the Owner elects to dispute any such challenge, the Owner shall either (i) provide a full defense to the Agency of such challenge at the sole cost and expense of the Owner and pay all expenses incurred by the Agency in connection therewith, or (ii) reimburse the Agency for providing for the defense of such challenge.

     SECTION 6.11. Severability. If any clause, sentence or term or condition of this Agreement is held invalid or unenforceable for any reason by a court of competent jurisdiction, the remaining portions of this Agreement will remain in full force and effect, provided the resulting agreement preserves the material economic effect of this Agreement.

     SECTION 6.12. Notices. Any notice to be provided or permitted under this Agreement shall be in writing, signed by the party giving such notice and sufficiently given if hand delivered, delivered by an overnight messenger/delivery service, delivered by facsimile or mailed by registered or certified mail, postage prepaid, return receipt requested, to the principal offices of the Agency and the Owner set forth below (and to the Persons named below to receive copies). Such notices, if delivered (i) by hand, shall be deemed given when delivered, (ii) by an overnight messenger/delivery service, shall be deemed given upon delivery or one Business Day after the sending of such notice, whichever occurs earlier, (iii) by facsimile, shall be deemed given upon confirmation of receipt, and (iv) by mail, shall be deemed given five (5) Business Days after deposit in the U.S. mail. Notice that starts the running of any cure period and is delivered on a non-Business Day shall be deemed delivered on the next following Business Day if left at the notice address or the next Business Day on which it is redelivered if it is not left at the notice address.

     The names and addresses of those representatives of each party to which notices shall be sent are:

To Owner:	Stater Bros. Markets 21700 Barton Road Colton, California 92324 Telephone: (909) 783-5000 Facsimile: (909) 783-5098

To Agency:	Inland Valley Development Agency 294 S. Leland Norton Way, Suite 100 San Bernardino, California 92408 Attention: Executive Director Telephone: (909) 382-4100 Facsimile: (909) 382-4106

Such addresses shall be subject to change from time to time to such other representatives or addresses as may have been specified in written notice given by the intended recipient to the sender in accordance with this Section 6.12.

     SECTION 6.13. Environmental Compliance Provisions.

     (a) The Owner has reviewed and examined all applicable environmental information, studies and documentation deemed necessary by the Owner regarding the prior designation of the Project Site as a NPL site by the EPA. The Owner is aware of the Environmental Laws and the prior presence of Hazardous Substances that were present at one time on the Project Site.

     (b) The Agency shall enforce with respect to the Master DDA Property, subject to any change or modification in requirements imposed by the federal and State environmental regulators and future policy of the Department of Defense and the USAF, the obligations of USAF relating to the leasing or conveyance of the Master DDA Property to the Agency, including obligations regarding environmental remediation of the Master DDA Property; provided, however, the Agency shall not be required by this Agreement to institute litigation against the USAF or to in any manner participate in such litigation in any capacity; provided, however, if the Owner does not have legal standing to enforce the rights of the Agency to compel the obligations of USAF regarding the Master DDA Property, the Agency shall take all reasonably necessary steps to enforce such obligations. With respect to the Master DDA Property, at the request of the Owner, the Agency shall assist and cooperate with the Owner in the enforcement of the USAF’s obligations regarding such Master DDA Property, including assigning appropriate rights to the Owner. The Agency shall not release or amend any USAF obligations regarding the Master DDA Property without the prior written consent of the Owner unless otherwise required by law. All funds received by the Agency relating to the above shall be used by the Agency solely for the purposes for which such were paid by the USAF. The Agency has advised the Owner (i) that the legal position of the USAF is that there presently is no enforceable obligation that may be exercised by the Agency against the USAF regarding the condition of the title to the Master DDA Property (except the USAF’s obligations regarding conveyance of title to the Agency), (ii) that the USAF has made no representation as to the condition of title or the existence of recorded and unrecorded easements that would in any manner be enforceable against the USAF, and (iii) that the USAF has made no representation as to when (a) title to the remaining portions of the Property will be transferred to the Agency, and (b) the Basewide Feasibility Study will be completed and all required environmental remediation will be completed. The USAF has also informed the Agency of the possibility of deed restrictions to be contained in the conveyance documents for certain portions of the Master DDA Property previously conveyed to the Agency to assure F&WS that no disturbance of the soils occurs without proper consultation with F&WS and that either the EPA or the State DTSC may require a separately executed and recorded land use covenant document on certain portions of the Master DDA Property that have residual contamination at levels that do not allow for unrestricted uses under applicable federal and State environmental laws. In the event of any negotiations or other discussions between the Agency and the USAF concerning the foregoing, the Agency shall consult with and receive input from the Owner regarding the Owner’s position and afford the Owner the opportunity to participate in such negotiations and/or discussions with the USAF if acceptable to the USAF at its sole discretion. The Agency makes no representation that the USAF will allow the Owner to participate in such negotiations and/or discussions. In the event the Owner’s reasonable, good faith interpretation of the obligations of the USAF is different from the Agency’s reasonable, good faith interpretation of such obligations, the Agency shall not be obligated to enforce the Agency’s interpretations of such USAF obligations.

     SECTION 6.14. SBIAA Not a Party; Agency Members Not a Party; No Third Party Beneficiaries.

     (a) SBIAA is not a party to this Agreement nor is SBIAA bound by any provision hereof. SBIAA will not be a party to any escrow established in connection with a disposition as provided in this Agreement. The governmental members of the Agency and SBIAA are not parties to this Agreement nor are the governmental members of the Agency and SBIAA separately bound by any provisions hereof. Any disposition, whether by lease or sale, of the SBIAA Property will require the approval of the governing board of the SBIAA at its sole discretion at a later date after the execution and delivery of this Agreement together with the concurrence of the FAA for any such use, transfer or development for non-aviation purposes of the SBIAA Property.

     (b) There are no third party beneficiaries to this Agreement.

     SECTION 6.15. Compliance with Prevailing Wage Requirements.

     (a) The Project is a “public work” as this term is defined in Labor Code Section 1720. All employees of both the Owner and any employee of Owner’s contractors and their subcontractors, who perform construction work described in the Agreement relative to the Project, shall be compensated at prevailing wage rates and the Owner for itself and its contractors and subcontractors, shall pay prevailing wage rates under California and Federal law, as applicable, in performance of any such construction work.

     (b) The Owner recognizes and is aware of the existence of State legislation adopted by the California Legislature in 2001 and generally referred to as SB975 and the present provisions contained in Labor Code Section 1720, et seq. The Owner shall prepare and maintain, or cause each of its construction contractors and subcontractors to prepare and maintain certified payroll records for all work of improvement undertaken by the Owner on the Project. The Owner shall provide the Agency with copies of all certified payroll records as prepared and maintained by the Owner and its contractors and subcontractors, for all work of improvement undertaken by the Owner on the Project within ten (10) days following written request thereof as provided in Labor Code Section 1776. The Owner shall cause to be included in all of its third-party construction contracts relating to the construction and improvement of the Project suitable provisions which compel its contractors and each subcontractor to pay not less than prevailing wages to their employees engaged in the work of improvement of the Project and to provide the Agency with copies of the certified payroll records maintained by such contractors and subcontractors upon ten (10) days written notice of request for inspection by the Agency.

     (c) The Agency shall never be responsible for the payment of any sums under Labor Code Section 1720, et seq., or other prevailing wage requirements as the result of the activities of the Owner and the development and improvement of the Project. The Owner shall indemnify and hold harmless the Agency and all officers, officials, employees, consultants and attorneys of the Agency with respect to all such prevailing wage compliance issues arising out of the activities of the Owner acquiring portions of the Project Site from the Agency or the Master Developer pursuant to this Agreement in constructing the Project or other public improvements under this Agreement or other agreements between the Owner and third parties. The Owner agrees to apprise in writing all third parties seeking to provide labor and construction work on the Project as to the provisions of this Section 6.15 and the compliance required pursuant to State law regarding the payment of prevailing wages. Any indemnifications received by the Owner from such third parties shall not relieve the Owner of its indemnification obligations to the Agency.

     SECTION 6.16. Existing Private Streets. Certain roadways and driveways within the Project Site are currently private streets as set forth in Article 8 and Exhibit N of the Master DDA and shall not be dedicated to the City as public streets but shall remain as privately owned roadways and driveways (“Private Streets”). The Owner shall have the right to alter the Private Streets (whether by widening, removing, repositioning or otherwise) and alter or remove appurtenances thereto (including without limitation driveways, curbs, and sidewalks). All driveway entrances and exits from the Project Site to the adjacent public street network consisting of Tippecanoe Avenue and Harry Sheppard Boulevard shall be subject to the approval by the City at its sole discretion, and any access to the other roadways and driveways that are within the ownership of SBIAA shall be subject to the reasonable approval of SBIAA for access to Leland Norton Way and the non-public right-of-way portions of Harry Sheppard Boulevard.

ARTICLE VII

ENTIRE AGREEMENT, WAIVERS AND AMENDMENT

     SECTION 7.1. Attachments. This Agreement shall be executed in three (3) duplicate originals, each of which is deemed to be an original. The Agreement includes 66 pages and sixteen (16) attachments indicated as Attachment No. 1A through and including Attachment No. 12 which constitute the entire understanding and agreement of the parties.

     SECTION 7.2. Amendment of Agreement. This Agreement may be amended from time to time by written agreement executed by the parties.

     SECTION 7.3. Operating Memoranda. It is recognized and acknowledged that the implementation of the development of the Project will require a close degree of cooperation between the Owner and the Agency. Therefore, any written operating memorandum shall be given reasonable and fair consideration, as necessary, and such approval shall not be unreasonably withheld. Such memoranda shall, upon approval, become an addendum hereto and become a part hereof. Additionally, in the event that a lender, which proposes to loan funds to the Owner with respect to the Project, requires commercially reasonable amendments or modifications to this Agreement, the Agency shall promptly give due consideration to the written request of such lender.

     SECTION 7.4. Date of Agreement. This Agreement has been dated as of April 14, 2004 for purposes of reference and convenience. The terms “date of execution of the Agreement” or “date of the Agreement” or “date of approval of this Agreement,” and the like, refer to the date of which the Agreement is approved by the governing board of the Agency at a duly called and held public meeting. This Agreement shall have no force nor effect in the event that the parties may fail to cause the authorized officers of each of them to execute it for any reason within thirty (30) days following such approval by the governing board of the Agency.

     SECTION 7.5. Execution in Counterpart Originals. The Agreement may be executed by the parties in counterparts and when each such counterpart is delivered by the parties, this Agreement shall be deemed to be fully executed and in effect.

     THIS AGREEMENT HAS BEEN APPROVED BY THE GOVERNING BOARD OF THE AGENCY AS OF    , 2004.

OWNER: Stater Bros. Markets, Inc. a California Corporation

Date June____, 2004	By:
Jack H. Brown Chairman of the Board, President and Chief Executive Officer

By:
Bruce D. Varner Secretary

AGENCY: Inland Valley Development Agency

Date June_____, 2004	By:
Judith Valles Co-Chairperson Development Commission of the City of San Bernardino

By:
Dennis Hansberger Co-Chairperson

ATTEST: (SEAL)

Agency Secretary

APPROVED AS TO FORM:

Agency General Counsel

Attachment No. 1A

Plat Map of the Project Site

Attachment No. 1B

Legal Description and Plat Map for the Master DDA Property

Attachment No. 1C

Tentative Legal Description and Plat Map of the SBIAA Property

Attachment No. 1D

Tentative Legal Descriptions and Plat Maps of the Third Party Parcels

Attachment No. 1E

Legal Description and Plat Map of the Parcel D-1

Attachment No. 2

Owner Improvement Plan Concept

Attachment No. 3

Site Parcel Identification List

Attachment No. 4

Description of the Project

Attachment No. 5

Required Tenant Relocations

Attachment No. 6

Schedule of Performance

Attachment No. 7

Site Parcel Acquisition Agreement
(general form for use by Owner)

Attachment No. 8

Reimbursement Agreement and
Promissory Note

Attachment No. 9

Form of Agency Quit Claim Deed

Attachment No. 10

[RESERVED]

Attachment No. 11

Certificate of Completion

Attachment No. 12

[Reserved – No Text]